EXHIBIT 99.1

EXECUTION VERSION

PURCHASE AGREEMENT
by and among
AMY CAPPELLAZZO,
ALLAN SCHWARTZMAN,
ADAM CHINN
and
SOTHEBY’S, INC.
Dated as of January 11, 2016

TABLE OF CONTENTS
Page
ARTICLE I

PURCHASE AND SALE; CLOSING; CLOSING DELIVERIES

1.1	Purchase and Sale of AAP Equity Interests 1

1.2	Time and Place of Closing 2

1.3	Deliveries at or prior to Closing 2

1.4	Earn-out Consideration 3

1.5	Working Capital Reconciliation 3

1.6	Payments by Buyer 6

1.7	Purchase Price Allocation 7
ARTICLE II

REPRESENTATIONS, WARRANTIES AND COVENANTS RELATING TO SELLERS

2.1	Ownership of AAP Equity Interests 8

2.2	Authority; Approval 8

2.3	Governmental Filings; No Violations 8

2.4	Litigation and Liabilities 9

2.5	Brokers and Finders 9

2.6	No Third Party Commitments 9
ARTICLE III

REPRESENTATIONS AND WARRANTIES RELATING TO THE TARGET GROUP ENTITIES

3.1	Organization, Good Standing and Qualification 10

3.2	Capital Structure 11

3.3	Authority; Approval 12

3.4	Governmental Filings; No Violations; Certain Contracts 12

3.5	Financial Statements 13

3.6	Absence of Certain Changes 13

3.7	Litigation; Liabilities 13

3.8	Employee Benefits 14

3.9	Compliance with Laws; Licenses; AML; FCPA; OFAC 15

3.10	Material Contracts 17

3.11	Real Property; Title to Assets 19

3.12	Takeover Statutes 20

3.13	Taxes 20

3.14	Labor Matters 22

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4824-1115-7036.13
SC1:3998136.12

3.15	Intellectual Property 22

3.16	Insurance 23

3.17	Brokers and Finders 24

3.18	Commercial Relationships 24

3.19	Related Party Transactions 24

3.20	Accounts Receivable 25

3.21	Fund Matters 25
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

4.1	Organization, Good Standing and Qualification 26

4.2	Authority; Approval 26

4.3	Governmental Filings; No Violations; Certain Contracts 27

4.4	Available Funds 27
ARTICLE V

COVENANTS

5.1	Publicity 27

5.2	Employee Benefits 27

5.3	Tax Matters 28

5.4	Fund Matters 30

5.5	Restrictive Covenants 31

5.6	Related Party Agreements 31

5.7	Seller Release 31

5.8	Aged Accounts Receivable 32
ARTICLE VI

INDEMNIFICATION

6.1	Survival 32

6.2	Indemnification by Sellers 33

6.3	Indemnification by Buyer 35

6.4	Third Party Claim Indemnification Procedures 36

6.5	Direct Claims 37

6.6	Adjustments to Losses 37

6.7	Payments 38

6.8	Characterization of Indemnification Payments 38

6.9	Right of Set-Off 39

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ARTICLE VII

MISCELLANEOUS AND GENERAL

7.1	Amendment; Waiver 39

7.2	Expenses 39

7.3	Counterparts 39

7.4	Governing Law; Waiver of Jury Trial; Arbitration 39

7.5	Specific Performance 41

7.6	Notices 41

7.7	Entire Agreement 43

7.8	No Third Party Beneficiaries 43

7.9	Definitions 43

7.10	Severability 43

7.11	Interpretation; Construction 43

7.12	Assignment 44

7.13	Fulfillment of Obligations 44

7.14	Further Assurances 44

Annex A:	Definitions

Schedule 1:	Sellers’ Percentage Interests

Exhibit A:	Instrument of Assignment
Exhibit B:	Carry Assignment
Exhibit C:	Earn-out Consideration
Exhibit D:	Estimated Net Working Capital Statement
Exhibit E:	Restrictive Covenants
Exhibit F:	List of Fund-Related Amendments

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PURCHASE AGREEMENT
THIS PURCHASE AGREEMENT (including the annexes, schedules and exhibits hereto, each as amended or restated from time to time, this “Agreement”), dated as of January 11, 2016, is made by and among Sotheby’s, Inc., a New York corporation (“Buyer”) and the natural persons listed on the signature page hereto (collectively, the “Sellers” and each individually, a “Seller”). All of the signatories to this Agreement are collectively referred to as the “Parties” and individually as a “Party.”
RECITALS
WHEREAS, the Sellers collectively own, directly or indirectly, (i) all of the outstanding limited partnership interests in Art Agency Partners Holdings LP, a Delaware limited partnership (the “Partnership”) (the “LP Interests”), and (ii) all of the outstanding limited liability company interests in Art Agency Partners Holdings GP, LLC, a Delaware limited liability company (“GP”) and the general partner of the Partnership (the “GP LLC Interests” and, together with the LP Interests, the “AAP Equity Interests”);
WHEREAS, Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, all of the AAP Equity Interests held by Sellers, in each case subject to the terms and conditions set forth in this Agreement;
WHEREAS, in addition to the AAP Equity Interests, Sellers also collectively own, directly or indirectly, all of the limited liability company interests in Art Agency Partners Associates GP, LLC, a Delaware limited liability company (the “Fund GP”) and the general partner of Art Agency Partners Associates, L.P. (the “Fund”) and all of the limited liability interests of Art Agency Partners Returns and Carry LLC (the “JV LLC”);
WHEREAS, Buyer and Sellers desire to make certain representations, warranties, covenants and agreements in connection with this Agreement; and
WHEREAS, each Seller has entered into an employment agreement with Buyer that becomes effective as of the date of this Agreement (the “Employment Agreements”);
NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained in this Agreement (including the covenants of Sellers set forth in Exhibit E hereto), and intending to be legally bound hereby, the Parties agree as follows:
ARTICLE I

PURCHASE AND SALE; CLOSING; CLOSING DELIVERIES
1.1    Purchase and Sale of AAP Equity Interests. Subject to the terms and conditions of this Agreement, and in reliance on the representations, warranties and covenants contained herein, each Seller has sold, assigned, conveyed, transferred and delivered, and Buyer has purchased and accepted from each such Seller, all AAP Equity Interests held by such Seller, free and clear of any lien, charge, pledge, security interest, claim or other encumbrance (each, a “Lien”).
1.2    Time and Place of Closing. Subject to the terms and conditions of this Agreement, the closing of the purchase and sale of the AAP Equity Interests provided for in this Agreement (the “Closing”) took place upon the execution of this Agreement via electronic or other exchange of signature pages (the “Closing Date”). The Closing will be effective as of 12:01 a.m., New York City time, on the Closing Date. As used in this Agreement, the term “Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.
1.3    Deliveries at or prior to Closing.
(a)    By Each Seller. Subject to the terms and conditions of this Agreement, at the Closing, each Seller delivered to Buyer:
(i)    the fully-executed instrument of assignment in respect of the LP Interests and the GP LLC Interests attached hereto as Exhibit A; and
(ii)    all books and records relating to the Target Group Entities.
As used in this Agreement, the term (A) “Target Group Entities” means each of the GP, the Partnership and any Subsidiary of the Partnership, (B) “Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries, and (C) “Person” means any natural person, corporation, company, partnership (general or limited), limited liability company, trust or other entity. For the avoidance of doubt, the Target Group Entities do not include the Fund, the Fund GP, Art Agency Partners Associates Holdings, LLC (the “Fund JV”) or the JV LLC.
(b)    By the Target Group Entities. Subject to the terms and conditions of this Agreement, at or prior to the Closing, Sellers have caused each Target Group Entity to deliver:
(i)    to the extent required pursuant to the certificate of formation and limited liability company agreement, partnership agreement, operating agreement or comparable governing document(s) (“Organizational Documents”) of the GP, the Fund GP, the Fund JV, the Fund (the Fund, together with the Fund JV, the Fund GP, the JV LLC and Art Agency Partners Affiliates LLC, the “Fund Entities”) or the Partnership, or any other Fund Document (as such term is defined in Section 3.4(b), below), as applicable, the requisite written consent of the members or partners, as the case may be, approving the Transactions (as such term is defined in Section 1.5(a)(vii), below);
(ii)     the fully-executed assignments (the “Carry Assignment”) attached hereto as Exhibit B pursuant to which Sellers have assigned to Buyer the right to receive seventy-five percent (75%) of all carry distributions (including, but not limited to, liquidating distributions), income and amounts that each of Fund GP and the JV LLC receives in respect of its interest in Fund and Fund JV, respectively, in its capacity as General Partner and Class B Unitholder, respectively, as defined in the governing documents of the Fund and Fund JV, respectively (such distributions, income and amounts, the “Carry” and the assigned interest therein, the “Assigned Carry”); and
(iii)    fully-executed copies of all of the amendments in respect of the Fund Entities listed in Exhibit F hereto (collectively, the “Fund-Related Amendments”).
(c)    By Buyer. Subject to the terms and conditions of this Agreement, at or prior to the Closing, Buyer has delivered (or caused to be delivered) to each Seller, an amount in cash equal to (x) the sum of (A) $50,000,000 plus (B) eighty percent (80%) of the amount (if any) by which the Estimated Net Working Capital exceeds the Target Net Working Capital minus (C) the amount (if any) by which the Target Net Working Capital exceeds the Estimated Net Working Capital multiplied by (y) such Seller’s Percentage Interest (such amount of cash, the “Closing Consideration”), by wire transfer of immediately available funds to an account specified by such Seller in writing no later than two (2) Business Days prior to the date of this Agreement. As used in this Agreement, a Seller’s “Percentage Interest” means such Seller’s aggregate direct and indirect percentage ownership interest in the Target Group Entities and the Fund GP as set forth on Schedule 1 hereto.
1.4    Earn-out Consideration. Following the Closing, and as additional consideration for the purchase and sale of the AAP Equity Interests, Buyer shall pay earn-out payments, if any, which shall not exceed a total aggregate amount of $35,000,000, in accordance with the terms and subject to the conditions set forth in Exhibit C to this Agreement.
1.5    Working Capital Reconciliation.
(a)    Definitions. As used in this Agreement:
(i)    “Accounts Payable” means all accounts payable owed by any Target Group Entity for goods and services received by any Target Group Entity as of the Closing Date as recorded under the accrual method of accounting, including any declared but unpaid dividends or distributions and Seller Transaction Expenses.
(ii)    “Accounts Receivable” means all accounts receivable owing to any Target Group Entity for services provided by any Target Group Entity as of the Closing Date as recorded under the accrual method of accounting, including any commission receivable; provided, that all or any portion of any accounts receivable or commission receivable which, as of either of (x) the date on which the Estimated Net Working Capital Statement has been delivered by Sellers to Buyer pursuant to Section 1.5(b) or (y) the date on which the Final Net Working Capital Statement is delivered by Sellers to Buyer pursuant to Section 1.5(c)(i), has remained outstanding for longer than ninety (90) calendar days (each, an “Aged Accounts Receivable”) shall not be considered an “Accounts Receivable” for purposes hereof.

(iii)    “Borrowed Money Debt” means (A) all obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) of any Target Group Entity for borrowed money, for the deferred purchase price of property, goods or services (other than Accounts Payable) and any such obligations evidenced by notes, bonds, debentures or similar contracts, (B) all capitalized lease obligations of any Target Group Entity, (C) all obligations of any Target Group Entity for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar transaction, (D) all obligations of any Target Group Entity arising under interest rate protection agreements, swap agreements and collar agreements and (E) every obligation of the type referred to in clauses (A) through (D) of another Person which any Target Group Entity has guaranteed or for which any Target Group Entity is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise.
(iv)    “Cash” means all unrestricted cash and cash equivalents that are required to be reflected as such on a balance sheet of any Target Group Entity. The term “unrestricted” shall be understood to refer to amounts available for distribution, withdrawal or usage by any Target Group Entity or the Fund GP, without any restriction by Law, Contract or otherwise, within three (3) Business Days’ notice. Undeployed capital drawn down by the Fund shall not be deemed to be “Cash”. Solely for the purposes of calculating Net Working Capital pursuant to this 1.5, any restricted cash underlying the cash-collateralized standby letter of credit, dated June 3, 2014, issued by JPMorgan Chase Bank, N.A. to secure the obligations of Art Agency Partners Holdings, LLC under the lease agreement regarding the premises located at 24-28 West 25th Street, 6th floor, New York, NY 10010, shall be deemed to be Cash.
(v)    “Deferred Revenue” means cash received by any Target Group Entity prior to the Closing Date for all services to be provided to any Target Group Entity after the Closing Date.
(vi)    “Net Working Capital” means an amount equal to the difference between (x) the sum of Cash; plus Accounts Receivable; plus Prepaid Expenses; plus all other current assets of any Target Group Entity, excluding any deferred Tax assets; minus (y) the sum of the Accounts Payable; plus the total amount that would be required to be paid (calculated as of the date of this Agreement) to repay in full all Borrowed Money Debt, including all principal, interest, fees, termination costs, prepayment premiums and penalties, if any, minus Deferred Revenue;
(vii)    “Prepaid Expenses” means any cash expenditure that was paid by any Target Group Entity prior to the Closing Date, but for which the underlying good or service will not be entirely consumed until after the Closing Date.
(viii)    “Seller Transaction Expenses” means all (A) unpaid fees and expenses incurred by or charged to any Target Group Entity for services provided through the Closing Date in connection with this Agreement and the transactions contemplated hereby (including the Fund-Related Amendments and the Carry Assignment) (the “Transactions”), including legal fees and related expenses, investment banking fees and related expenses, if any, and accounting fees and related expenses, in each case, as of the date of this Agreement and (B) amounts payable by any Target Group Entity to any current or former employee or consultant of a Target Group Entity as of the date of this Agreement (whether payable on or after the date of this Agreement) under any change in control, retention, termination, severance or other similar arrangements, and the employer portion of any social security taxes payable with respect thereto.
(ix)    “Target Net Working Capital” means $500,000.
(x)    For the purposes of calculating Net Working Capital of any Target Group Entity, none of the Target Group Entities shall consolidate any Fund Entity or any other entity that is not a Target Group Entity whether or not such consolidation would be in accordance with United States generally accepted accounting principles (“GAAP”).
(b)    Estimated Net Working Capital Procedures. No later than three (3) calendar days prior to the date of this Agreement, the Sellers have prepared and delivered to Buyer a statement (the “Estimated Net Working Capital Statement”) setting forth, as of 12:01 a.m., New York City time, on the date of this Agreement, a good faith estimate of the Net Working Capital on the Closing Date (the “Estimated Net Working Capital”). The Estimated Net Working Capital Statement is attached hereto as Exhibit D.
(c)    Final Net Working Capital Adjustment Procedures.
(i)    No later than forty-five (45) calendar days after the Closing Date, the Sellers shall prepare and deliver to Buyer a final statement (the “Final Net Working Capital Statement”) setting forth the actual Net Working Capital as of the Closing (the “Final Net Working Capital”), together with a worksheet showing the difference, if any, between the Final Net Working Capital and the Estimated Net Working Capital. Buyer shall provide Sellers with reasonable access during normal business hours to its books and records to the extent reasonably necessary for Sellers to prepare and deliver the Final Net Working Capital Statement.
(ii)    For forty-five (45) calendar days following receipt of the Final Net Working Capital Statement, Buyer shall have the right to object in writing thereto. Any such written objection made by Buyer shall be accompanied by materials showing in reasonable detail Buyer’s support for its objection(s). Buyer and Sellers shall seek to resolve in good faith any differences in their respective positions with respect to the Final Net Working Capital set forth on the Final Net Working Capital Statement as promptly as practicable. If Buyer and Sellers are unable to resolve any remaining disagreements and agree on the Final Net Working Capital within fifteen (15) calendar days of Sellers’ receipt of Buyer’s written objection(s), then either party hereto may thereafter advise the other that it wishes to engage Ernst & Young (or such other independent accounting firm of recognized national or regional standing in the United States as may be mutually selected by Buyer and Sellers) to resolve any remaining disagreements. In the event, however, that neither Ernst & Young nor any such mutually selected accounting firm is willing and able to serve in such capacity, or the Parties are unable to agree on such an accounting firm, then Sellers shall deliver to Buyer a list of three (3) other accounting firms of recognized national standing and Buyer shall select one (1) of such three (3) accounting firms (such firm as is ultimately selected pursuant to the aforementioned procedures being the “Accountant”). Sellers and Buyer shall execute any agreement reasonably required by the Accountant for its engagement hereunder. The Accountant, acting as an expert and not as an arbitrator, shall be charged with determining as promptly as practicable, but in any event within sixty (60) calendar days after the date on which such dispute is referred to the Accountant, whether the Final Net Working Capital set forth on the Final Net Working Capital Statement was calculated in accordance with this Agreement and (only with respect to the disagreements as to the items set forth in a notice of disagreement submitted by Buyer and Sellers to the Accountant and any other items affected by the resolution of those disputed items, and in all instances, the Accountant’s determinations must be within the range of the amounts asserted by Buyer and Sellers) whether and to what extent, if any, the Final Net Working Capital requires adjustment. The Accountant shall allocate its costs and expenses between Buyer and Sellers based upon the percentage of the contested amount submitted to the Accountant that is ultimately awarded to Buyer on the one hand or Sellers on the other hand, such that Buyer bears a percentage of such costs and expenses equal to the percentage of the contested amount awarded to Sellers and Sellers, severally in proportion to their Percentage Interest, bear a percentage of such costs and expenses equal to the percentage of the contested amount awarded to Buyer. If there is no timely objection by Buyer in writing as provided above, Buyer shall be deemed to have waived any rights to object to the Final Net Working Capital Statement, and the Final Net Working Capital as set forth on the Final Net Working Capital Statement prepared by Sellers shall be binding and final for purposes of this Agreement. If there is a timely objection by Buyer in writing as provided above, the agreement of the Parties or the determination of the Accountant, as applicable, shall be binding and final for purposes of this Agreement.
(iii)    The difference between the Final Net Working Capital and the Estimated Net Working Capital shall be referred to as the “Net Working Capital Difference.” Promptly following the final determination of the Final Net Working Capital as set forth in Section 1.5(c)(ii): If the Net Working Capital Difference is a positive number, Buyer shall pay to each Seller an amount in cash equal to the product of (a) the Net Working Capital Difference multiplied by (b) such Seller’s Percentage Interest; if the Net Working Capital Difference is a negative number, each Seller shall pay to Buyer an amount in cash equal to the product of (a) the absolute value of the Net Working Capital Difference multiplied by (b) such Seller’s Percentage Interest. Such amount shall be paid, by wire transfer of immediately available funds, to such accounts as Sellers or Buyer shall designate in writing to the other Party contemporaneously with the final determination of the Final Net Working Capital as set forth in Section 1.5(c)(ii). Buyer shall have the right, but not the obligation, to set-off any amounts owed to it under this Section 1.5(c)(iii) against any earn-out payments that may become payable to Sellers pursuant to Section 1.4 and Exhibit C hereto. Any payment made pursuant to this Section 1.5(c)(iii) shall, for Tax purposes, be deemed to be an adjustment to the Purchase Price (as defined below) payable to Sellers.

1.6    Payments by Buyer. Buyer may make any payment required to be made by it to any Seller to any account designated by such Seller in writing delivered to Buyer and any such payment by Buyer to any such account shall be deemed to satisfy such payment obligation to such Seller. Buyer shall have no liability or obligation with respect to the allocation among Sellers, any of their respective Affiliates or any other current or former holder of any limited liability company interests or other equity interests in the Target Group Entities, the Fund GP or the Fund of any amount paid or payable by Buyer pursuant to this Agreement.
1.7    Purchase Price Allocation.
(a)    No later than one-hundred twenty (120) calendar days after Closing, Buyer shall prepare a schedule (the “Purchase Price Allocation Schedule”) allocating an amount equal to the payments made, and expenses incurred and liabilities deemed assumed, in connection with this Agreement that is treated as purchase price (the “Purchase Price”) for U.S. federal income tax purposes among the assets deemed to be purchased by Buyer pursuant to Section 5.3(b). The entire Purchase Price and any adjustment thereto will be allocated for all U.S. federal income tax purposes (including for purposes of Sections 751 and 755 of the Internal Revenue Code of 1986, as amended (the “Code”)) among the Assigned Carry and the assets of the Target Group Entities. Such allocation shall be consistent with the provisions of Section 1060 of the Code, the Treasury Regulations promulgated thereunder and any similar provisions of state or local Laws, as applicable. Buyer shall adjust the Purchase Price Allocation Schedule from time to time to account for any adjustments to the Purchase Price provided in this Agreement, including, for the avoidance of doubt, any payments made as earn-out consideration pursuant to Section 1.4 and Exhibit C, any payments made pursuant to Section 5.3 and any amounts set-off by Buyer pursuant to Sections 1.5(c)(iii), 6.9 or Exhibit C. Except as provided in Section 5.3(b), the Parties shall take no position contrary to the Purchase Price Allocation Schedule in any Tax Return or other Tax filing or proceeding.
(b)    Buyer shall deliver (or cause to be delivered) a draft of the Purchase Price Allocation Schedule (and any adjustments thereto) to Sellers for their review and comment, and shall consider all such comments in good faith. If within thirty (30) calendar days after Sellers’ receipt of the draft Purchase Price Allocation Schedule, Sellers shall not have objected in writing to such draft Purchase Price Allocation Schedule, then such draft Purchase Price Allocation Schedule shall become the final Purchase Price Allocation Schedule (as it may be subject to adjustment from time to time pursuant to Section 1.7(a)). In the event that Sellers object in writing within such 30-day period, Buyer shall consider such objections in good faith and shall negotiate with Sellers in good faith to resolve any outstanding disagreements. If Sellers and Buyer are unable to reach agreement within thirty (30) calendar days after the date of Sellers notice of objection, then (i) such dispute shall be resolved, and (ii) the final Purchase Price Allocation Schedule (as it may be subject to adjustment from time to time pursuant to Section 1.7(a)) shall both be determined by an independent, nationally recognized firm of accountants mutually selected by the Parties. The final Purchase Price Allocation Schedule (as it may be subject to adjustment from time to time pursuant to Section 1.7(a)), as agreed upon by Buyer and Sellers or otherwise determined pursuant to this Section 1.7(b), shall be final and binding upon the Parties. Each of Buyer and Sellers shall bear all of their own respective fees, costs and expenses incurred in connection with the determination of the final Purchase Price Allocation Schedule (as it may be subject to adjustment from time to time pursuant to Section 1.7(a)), except that Buyer and Sellers (collectively) shall each pay one-half (50%) of the fees, costs and expenses of such independent accounting firm, if any.
ARTICLE II

REPRESENTATIONS, WARRANTIES AND COVENANTS RELATING TO SELLERS
Each Seller, severally and not jointly and only with respect to himself or herself, hereby represents, warrants and covenants to Buyer, as of the date of this Agreement, as follows:
2.1    Ownership of AAP Equity Interests.
(a)    Such Seller is the sole record and beneficial owner of all of the AAP Equity Interests listed opposite such Seller’s name on Schedule 1 hereto and such Seller’s Percentage Interest is true and accurate and in compliance with the Organizational Documents of GP and the Partnership. Such Seller has good title to all such AAP Equity Interests, free and clear of all Liens (other than any transfer restrictions imposed by federal and state securities laws). Except for such AAP Equity Interests, such Seller does not own of record or beneficially, nor has any interest in or right to acquire, any limited liability company interests, partnership interests or other equity interests in any Target Group Entity.
(b)    There are no preemptive or other outstanding rights, phantom rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls or commitments of any kind under which such Seller is or may become obligated to sell, or giving any Person a right to acquire, or in any way dispose of, any of such Seller’s AAP Equity Interests or any securities or obligations exercisable or exchangeable for, or convertible into, such Seller’s AAP Equity Interests, or any “tag-along”, “drag-along” or similar rights with respect to such Seller’s AAP Equity Interests. Except for this Agreement and the Organizational Documents of GP, the Partnership and the Fund GP, such Seller is not a party to any voting trusts, proxies, or other shareholder or similar agreements or understandings with respect to the voting, purchase, repurchase or transfer of any AAP Equity Interests.
2.2    Authority; Approval. Such Seller has all right, power and authority to enter into and perform his or her obligations under this Agreement, the Employment Agreements, the Fund-Related Amendments and the Carry Assignment (collectively, the Transaction Agreements”) to which he or she is party. Each Transaction Agreement to which such Seller is a party has been duly executed and delivered by such Seller and constitutes a valid and binding agreement of such Seller, enforceable against such Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

2.3    Governmental Filings; No Violations.
(a)    No notices, reports or other filings are required to be made by such Seller with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by such Seller from, any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity (each a “Governmental Entity”) in connection with the execution, delivery and performance of any Transaction Agreement to which such Seller is a party by such Seller and the consummation of the Transactions, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be likely to prevent, materially delay or materially impair the consummation of the Transactions.
(b)    The execution, delivery and performance of the Transaction Agreements to which such Seller is a Party by such Seller do not, and the consummation of the Transactions will not, constitute or result in, with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of such Seller pursuant to any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation (each, a “Contract”) binding upon such Seller or, assuming (solely with respect to performance of this Agreement and consummation of the Transactions) compliance with the matters referred to in Section 2.3(a), under any Law to which such Seller is subject, except for any such breach, violation, termination, default, creation or acceleration that would not, individually or in the aggregate, reasonably be likely to prevent, materially delay or materially impair the consummation of the Transactions.
2.4    Litigation and Liabilities. There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings (“Proceedings”) pending or threatened against such Seller that (a) relate to the AAP Equity Interests, (b) challenge the validity or enforceability of such Seller’s obligations under this Agreement or any of the other documents (including the other Transaction Agreements) related to the Transactions (together with this Agreement, the “Transaction Documents”) to which such Seller is or will be a party or (c) would, individually or in the aggregate, reasonably be likely to prevent, materially delay or materially impair the consummation of the Transactions. Such Seller is not a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity that would, individually or in the aggregate, reasonably be likely to prevent, materially delay or materially impair the consummation of the Transactions.
2.5    Brokers and Finders. Such Seller has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with any Transaction Agreement. Such Seller is not liable for any investment banking fee, finder’s fee, brokerage payment or other like payment in connection with the origination, negotiation or consummation of the Transactions that will be the obligation of any Target Group Entity or the Fund GP, and such Seller is not a party to any agreement which might give rise to any valid claim against any Target Group Entity or Fund Entity for any such fee commission or similar payment.

2.6    No Third Party Commitments. Such Seller has not committed to license his or her name to, spend any time working for, or act as an independent contractor for, consultant to or agent of, in each case with or without remuneration, any Person other than Buyer, the Target Group Entities or the Fund Entities.
ARTICLE III

REPRESENTATIONS AND WARRANTIES RELATING TO THE TARGET GROUP ENTITIES
Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to Buyer by Sellers prior to the execution of this Agreement (the “Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is apparent), Sellers hereby represent and warrant to Buyer, as of the date of this Agreement, as follows:
3.1    Organization, Good Standing and Qualification.
(d)    Each of the Target Group Entities (i) is a limited partnership or limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware, (ii) has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (iii) is qualified to do business and is in good standing as a foreign legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except in the case of clause (iii) where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect. Sellers have delivered or made available to Buyer complete and correct copies of the Organizational Documents, each as amended to the date of this Agreement, of each Target Group Entity and each such Organizational Document as so delivered is in full force and effect. Section 3.1 of the Disclosure Letter contains a correct and complete list of each jurisdiction where each Target Group Entity is qualified to do business.
(e)    As used in this Agreement, the term “Material Adverse Effect” means a material adverse effect on the financial condition, properties, assets, liabilities, business or results of operations of the Target Group Entities taken as a whole; provided, however, that a Material Adverse Effect shall exclude any adverse changes or conditions as and to the extent such changes or conditions relate to or result from (i) general business, economic, political or regulatory conditions, (ii) conditions generally affecting the Art-related advisory, consulting, agency, private sales, auction-related and investment services industry, (iii) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iv) changes in Laws or GAAP, or (v) the taking of any action required by, or the public announcement of, this Agreement; provided, further, that in the case of clauses (i)-(iv) such changes or conditions shall not be deemed to give rise to a Material Adverse Effect only in the event such changes or conditions do not have a disproportionate effect on the Target Group Entities as compared to other similarly situated participants in the industry in which the Target Group Entities operate. For the purposes of this Agreement, “Art” means works of fine art and decorative art (including, without limitation, paintings, sculpture and photography) that are offered for sale by Buyer or any Affiliate of Buyer, either privately, at auction or through on-line sales, by its Impressionist and Modern, or Contemporary, departments.
3.2    Capital Structure.
(c)    The GP LLC Interests held by Sellers constitute 100% of the total issued and outstanding limited liability company interests of the GP. The LP Interests held by Sellers constitute 100% of the total issued and outstanding limited partnership interests of the Partnership, and the GP is and at all times has been the sole general partner of the Partnership. The limited liability company interests of the Fund GP (the “Fund GP LLC Interests”) held by Sellers constitute 100% of the total issued and outstanding limited liability company interests of the Fund GP and the limited liability interests of JV LLC (the “JV LLC Interests”) held by Sellers constitute 100% of the total issued and outstanding limited liability company interests of JV LLC. Except for the GP LLC Interests, the LP Interests, the JV LLC Interests and the Fund GP LLC Interests held by Sellers and the general partnership interest in the Partnership held by GP, (i) there are no outstanding equity interests of the GP, the Partnership, the JV LLC or the Fund GP and (ii) since its inception, none of the GP, the Partnership, the JV LLC and the Fund GP have issued any equity interests to any Person other than the GP LLC Interests, the LP Interests, the Fund GP LLC Interests the JV LLC Interests and the general partnership interest in the Partnership held by GP. Since its inception, none of GP, the Fund GP and JV LLC has had any member other than Sellers and the Partnership has not had any partner other than the GP and Sellers. All of the outstanding AAP Equity Interests have been duly authorized and are validly issued and Sellers have no obligation to make further contributions to GP or the Partnership solely by reason of their ownership of the AAP Equity Interests. None of the Target Group Entities has any equity interests reserved for issuance. All of the outstanding equity interests of each of the Partnership’s Subsidiaries have been duly authorized and are validly issued, are and have at all times been owned by the Partnership or by a direct or indirect wholly owned Subsidiary of the Partnership, free and clear of any Liens, and the holders thereof have no obligation to make further contributions to the Partnership’s Subsidiaries solely by reason of their ownership thereof. There are no preemptive or other outstanding rights, phantom rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate any Target Group Entity or Fund Entity to issue or sell any equity interests of a Target Group Entity or Fund Entity or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity interests or other securities of a Target Group Entity or Fund Entity, and no securities or obligations evidencing such rights are authorized, issued or outstanding. None of the Target Group Entities and Fund Entities have any outstanding any bonds, debentures, notes or other obligations, the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the holders of the equity interests of a Target Group Entity or Fund Entity on any matter.
(d)    Section 3.2(b) of the Disclosure Letter sets forth the Partnership’s capital stock, equity interest or other direct or indirect ownership interest in any other Person. Except for its general partnership interest in the Partnership, the GP does not have any capital stock, equity interest or other direct or indirect ownership interest in any other Person. Except for its general partnership interest in the Fund, the Fund GP does not have any capital stock, equity interest or other direct or indirect ownership interest in any other Person.
3.3    Authority; Approval.
(d)    Each of the Target Group Entities and Fund Entities has all requisite power and authority and has taken all action necessary in order to consummate the Transactions and perform its obligations under each Transaction Agreement to which it is a Party. Each of the Transaction Agreements to which such entity is a party has been duly executed and delivered by such Target Group Entity or Fund Entity, as applicable, and constitutes a valid and binding agreement of such Target Group Entity or Fund Entity, as applicable, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception.
(e)    Sellers have unanimously approved the admission of Buyer (and any Person to whom Buyer may assign its rights under this Agreement pursuant to Section 7.12) as the sole member or partner, as applicable, of the GP and the Partnership with effect from and after the Closing. No other corporate proceedings are necessary to authorize the Transaction Agreements or to consummate the Transactions.
3.4    Governmental Filings; No Violations; Certain Contracts.
(a)    No notices, reports or other filings are required to be made by the Target Group Entities or the Fund Entities with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Target Group Entities or the Fund Entities from any Governmental Entity in connection with the execution, delivery and performance of the Transaction Agreements or the consummation of the Transactions, or in connection with the continuing operation of the business of the Target Group Entities and the Fund Entities following the Closing.
(b)    The consummation of the Transactions will not constitute or result in (i) assuming the receipt of the waivers or consents set forth in Section 3.4(b) of the Disclosure Letter (the “Fund-Related Consents”), a breach or violation of, or a default under, the Organizational Documents of any Target Group Entity or any Fund Entity or any agreement any Fund Entity has with any other Fund Entity, Target Group Entity or any Fund Entity’s limited partners or members (collectively, the “Fund Documents”), (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of the Target Group Entities or any Fund Entity pursuant to any Contract binding upon any Target Group Entity or Fund Entity or, assuming (solely with respect to performance of the

Transaction Agreements and consummation of the Transactions) compliance with the matters referred to in Section 3.4(a), under any Laws to which any Target Group Entity or Fund Entity is subject or (iii), except for the Fund-Related Amendments and Carry Assignment, any change in the rights or obligations of any party under any Contract binding upon any Target Group Entity or any Fund Entity. The Fund-Related Consents represent all consents or waivers required for the consummation of the Transactions under the Fund Documents.
3.5    Financial Statements.
(c)    Set forth in Section 3.5(a) of the Disclosure Letter are (i) the unaudited consolidated balance sheet of the Target Group Entities as of December 31, 2014 and December 31, 2015 (each, a “Balance Sheet” and, collectively, the “Balance Sheets”) and (ii) the unaudited consolidated statements of income, members’ equity and cash flows of the Target Group Entities for each of the years ended December 31, 2014 and December 31, 2015 (each, a “Statement of Income,” collectively, the “Statements of Income” and, together with the Balance Sheets, the “Financial Statements”).
(d)    The Financial Statements fairly present the financial condition, results of operations, changes in members’ equity and cash flows, as the case may be, of the Target Group Entities as of and for the periods set forth therein, in each case under the cash basis method of accounting consistent with past practice.
(e)    The Target Group Entities maintain a system of internal accounting controls sufficient to provide reasonable assurances (i) that transactions are recorded as necessary to permit preparation of financial statements under the cash basis method of accounting consistent with past practice, (ii) that receipts and expenditures of the Target Group Entities are being made in accordance with appropriate authorizations of management and Sellers, and (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of assets of the Target Group Entities.
3.6    Absence of Certain Changes. Since the date of its formation, each of the Target Group Entities and the Fund Entities has conducted its business only in, and has not engaged in any material transaction other than in accordance with, the ordinary course of such business, consistent with past practices, and there has not been any circumstance, occurrence or development which has had, or would, individually or in the aggregate, reasonably be likely to have, a Material Adverse Effect.
3.7    Litigation; Liabilities.
(a)    There are no Proceedings pending or, to the Knowledge of any Seller, threatened against, any Target Group Entity or Fund Entity. None of the Target Group Entities or the Fund Entities is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity.
(b)    Except as reflected or reserved against on the face of the Balance Sheet as of December 31, 2015, or incurred in the ordinary course of business, consistent with past practice since the Balance Sheet as of December 31, 2015, or as set forth in Section 3.7(b) of the Disclosure Letter, there are no (i) obligations or liabilities of any Target Group Entity, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, that are material in amount or (ii) any other facts or circumstances of which any Seller has Knowledge that could reasonably be likely to result in any claims against, or obligations or liabilities of, a Target Group Entity. None of the Target Group Entities has any Borrowed Money Debt. There are no intercompany accounts or receivables between any of the Target Group Entities.
For the purposes of this Agreement, an individual will be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter or should have become aware of such fact or other matter in the diligent exercise and discharge of his or her duties and responsibilities.

3.8    Employee Benefits.
(a)    All benefit and compensation plans, contracts, policies or arrangements covering current or former employees or independent contractors of the Target Group Entities (“Employees”) and current or former members of the Target Group Entities, whether or not in writing and whether or not funded, including “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other employment, consulting, deferred compensation, severance, termination, retirement, profit-sharing, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans, contracts, policies or arrangements (the “Benefit Plans”) are listed on Section 3.8(a) of the Disclosure Letter. Neither the Fund nor the Fund JV has, or has had, any employees or independent contractors.
(b)    With respect to each Benefit Plan, Sellers have made available to Buyer prior to the date of this Agreement, to the extent applicable, true and complete copies of (1) the Benefit Plan document(s) and any trust instruments, insurance contracts and loan agreements related thereto, and all amendments thereto, (2) the two most recent annual reports and (3) all material correspondence to or from any Governmental Entity since the formation of the Target Group Entities and the Fund GP.
(c)    Each Benefit Plan has been established, operated and administered, in all material respects, in compliance with its terms and, to the extent applicable, ERISA, the Code and other Laws. No Benefit Plan is intended to be qualified under Section 401(a) of the Code.
(d)    No Controlled Group Liability has been incurred by any Target Group Entity or any entity (whether or not incorporated) that would be treated together with the Target Group Entities as a “single employer” within the meaning of Section 414 of the Code (an “ERISA Affiliate”) that has not been satisfied in full, and no condition exists that presents a risk to any Target Group Entity or any ERISA Affiliate of incurring any such liability. “Controlled Group Liability” means any and all liabilities (1) under Title IV of ERISA, (2) under Section 302 of ERISA and (3) under Sections 412 and 4971 of the Code.

(e)    All contributions required to be made under each Benefit Plan have been timely made and, to the extent required under GAAP, all obligations in respect of each Benefit Plan have been properly accrued and reflected in the Balance Sheet as of December 31, 2015.
(f)    There are no material pending or, to the Knowledge of any Seller, threatened Proceedings (other than routine claims for benefits) relating to any Benefit Plan. Except as required under Section 601 et seq. of ERISA, Section 4980B of the Code and similar state Laws, none of the Target Group Entities has any obligations for retiree health and life benefits. Except as required by applicable Law, and assuming any applicable notice periods under insurance contracts associated with any Benefit Plans are satisfied, the Target Group Entities may amend or terminate any Benefit Plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.
(g)    Neither the execution of the Transaction Agreements nor the consummation of the Transactions could, either alone or together with any other event, (i) entitle any Employee to severance pay or any increase in severance pay, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Benefit Plans, (iii) limit or restrict the right of any Target Group Entity (or, after the consummation of the Transactions, Buyer) to merge, amend or terminate any of the Benefit Plans or (iv) result in payments under any of the Benefit Plans which would not be deductible under Section 280G of the Code.
(h)    None of the Target Group Entities has any obligation to provide, and no Benefit Plan or other agreement provides, any individual with the right to a gross up, indemnification, reimbursement or other payment for any excise or additional taxes, interest or penalties incurred pursuant to Section 409A or 4999 of the Code.
(i)    Each Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) is in documentary compliance with, and has been operated and administered in compliance with, Section 409A of the Code and guidance issued by the Internal Revenue Service (“IRS”) thereunder.
3.9    Compliance with Laws; Licenses; AML; FCPA; OFAC.
(a)    The business of each of the Target Group Entities and the Fund Entities has been, and is being, conducted in compliance with the Organizational Documents of such entity and has not been, and is not being, conducted in violation in any material respect of any federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, “Laws”). No investigation or review by any Governmental Entity with respect to any Target Group Entity or any Fund Entity is pending or, to the Knowledge of any Seller, threatened, nor has any Governmental Entity indicated an intention to conduct the same. No material change is required in processes, properties or procedures of any Target Group Entity or any Fund Entity in connection with any such Laws, and none of the Target Group Entities or the Fund Entities has received any notice or communication of any material noncompliance with any such Laws that has not been cured as of the date of this Agreement. Each of the Target Group Entities and the Fund Entities has obtained and is in material compliance with all permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity (collectively, “Permits”) necessary to conduct its business as presently conducted. No suspension or cancellation of any Permit is pending or, to the Knowledge of any Seller, threatened.
(b)    The business and operations of each of the Target Group Entities and the Fund Entities have been, and are being, conducted in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable anti-money laundering Laws of, and any anti-money laundering guidelines issued, administered or enforced by any Governmental Entity in, all jurisdictions where the Target Group Entities and the Fund Entities conduct business (collectively, the “Anti-Money Laundering Laws”), and no Proceeding with respect to the Anti-Money Laundering Laws is pending or, to the Knowledge of any Seller, threatened against any Target Group Entity or Fund Entity.
(c)    None of the Target Group Entities, Fund Entities and Sellers nor any member, manager, or officer of any Target Group Entity, Fund Entity, nor, to the Knowledge of any Seller, any agent, employee, affiliate or other Person associated with or acting on behalf of any Target Group Entity, Fund Entity or Seller has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) made any direct or indirect unlawful payment to any foreign or domestic government or regulatory official or employee, (iii) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment (including, without limitation, in violation of any provision of New York Penal Law § 180 (Bribery not involving public servants, and related offenses)), or (iv) violated or is in violation of any provision of (A) the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), (B) any applicable Law implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, (C) the Bribery Act 2010 of the United Kingdom or (D) any non-U.S. anti-bribery statute or regulation. The Target Group Entities and the Fund Entities have instituted and maintain and enforce policies and procedures designed to promote and ensure compliance with all applicable anti-bribery and anti-corruption laws.
(d)    None of the Target Group Entities, the Fund Entities and Sellers nor any member, manager, or officer of any Target Group Entity, Fund Entity, nor, to the Knowledge of any Seller, any agent, employee, affiliate or other Person associated with or acting on behalf of any Target Group Entity, Fund Entity or Seller is a Person that is, or is owned or controlled by a Person that is, currently the subject or target of any sanctions administered or enforced by the U.S. government (including, without limitation, the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) or the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person”), the United Nations Security Council, the European Union, Her Majesty's Treasury, or other relevant sanctions authority (collectively, “Sanctions”), nor is any Target Group Entity or Fund Entity

located, organized or resident in a country or territory that is the subject or the target of Sanctions, including, without limitation, Cuba, Iran, North Korea, Russia, Sudan and Syria (each, a “Sanctioned Country”). Since their formation, to the Knowledge of any Seller, none of the Target Group Entities and Fund Entities have engaged in, and are not now engaged in, any dealings or transactions with any Person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country in violation of Sanctions.
(e)    Each of the Target Group Entities and the Fund Entities has conducted, and is conducting, reasonable diligence consistent with accepted industry practices with respect to each work of Art handled by any Target Group Entity or any Fund Entity as either principal or agent, including, without limitation, (i) searches of such work of Art in the Art Loss Register to ensure that such work of Art has not been stolen, looted or plundered or is the subject of a restitution claim by a former owner (or its heirs or descendants) and (ii) research on the authenticity of such work of Art, including, without limitation, consultation with authentication and catalogue raisonné committees and such other outside specialists as appropriate.
3.10    Material Contracts.
(a)    Section 3.10(a) of the Disclosure Letter sets forth a list of each of the following Contracts to which any Target Group Entity or Fund Entity is a party or by which any Target Group Entity, Fund Entity, Seller or any of their respective assets is bound as of the date of this Agreement (each, a “Material Contract”):
(i)    retainer Contracts;
(ii)    each of the following types of Contracts with any client of any Target Group Entity or Fund Entity that relates to any transaction or assets valued in excess of $1,000,000 individually or in the aggregate (each Contract referred to in Section 3.10(a)(i) and this Section 3.10(a)(ii), a “Client Contract”):

(A)	custody Contracts;

(B)	independent contractor consignment Contracts;

(C)	appraisal Contracts; and

(D)	any other Contract not of a type described in the immediately foregoing clauses (A) through (C) with any client of any Target Group Entity or Fund Entity;
(iii)    each Contract pursuant to which any Target Group Entity is a consignor;
(iv)    each Contract pursuant to which any Target Group Entity or Fund Entity currently leases or subleases real property to or from any Person;

(v)    any Contract (or group of related Contracts with respect to a single transaction or series of related transactions), that involves future payments, royalties, performance of services or delivery of goods or materials to or by any Target Group Entity or Fund Entity of any amount or value reasonably expected to exceed $25,000 in any calendar year commencing on January 1, 2016, excluding any Client Contract;
(vi)    each Contract that limits the freedom of any Target Group Entity or any Seller (or, after the Closing, Buyer or its Subsidiaries) to compete in any line of business or within any geographic area or with any Person, or otherwise materially restricts any Target Group Entity’s (or, after the Closing, Buyer’s or its Subsidiaries’) ability to solicit or hire any Person or solicit business from any Person, and each Contract that could require the disposition of any material assets or line of business conducted by any Target Group Entity, Fund Entity or Seller (or, after the Closing, Buyer or its Subsidiaries);
(vii)    each Contract containing an exclusivity agreement with any auction house or other seller of Art;
(viii)    each joint venture, partnership and other similar Contract involving the sharing of profits (including the Carry) of any Target Group Entity or Fund Entity with any third party;
(ix)    each Contract providing for indemnification by any Target Group Entity or Fund Entity of any Person; provided, that, in relation to works of Art, this clause (ix) shall apply only to any Contract with respect to a transaction or assets valued in excess of $1,000,000 individually or in the aggregate;
(x)    each Contract containing any representation, warranty or assurance as to the value, authenticity, provenance, ownership or title of any work of Art relating to any transaction or assets valued in excess of $1,000,000 individually or in the aggregate;
(xi)    each Contract with an artist or the estate of an artist;
(xii)    each Contract with current or former members or employees of any Target Group Entity;
(xiii)    each Contract with any independent contractors or consultants of any Target Group Entity or Fund Entity;
(xiv)    each Contract containing a “most favored nation” provision or a limitation on price or fee increases;
(xv)    each Contract with or that (i) purports to be binding on any Target Group Entity, (ii) is between any Affiliate of any Target Group Entity (other than a Target Group Entity) and any Fund Entity, (iii) is between any Target Group Entity, Fund Entity, or Affiliate of any Target Group Entity or Fund Entity and any Seller or (iv) constitutes a Fund Document (each, a “Related Party Agreement”);

(xvi)    each Contract that was not negotiated and entered into on an arm’s-length basis or not entered into in the ordinary course of business consistent with past practice relating to the business of any Target Group Entity or any Fund Entity; and
(xvii)    each Contract (other than any Client Contract) under which the consequences of a default or termination would reasonably be likely to be material to the any Target Group Entity or Fund Entity (or, after the Closing, Buyer or any Seller).
(b)    Sellers have heretofore caused the Target Group Entities and the Fund GP to deliver to, or make available to, Buyer true, current and complete copies of the Material Contracts or a written description thereof in the case of oral Contracts. Each of the Material Contracts is valid and binding on each Target Group Entity and/or the Fund GP that is a party thereto and, to the Knowledge of any Seller, each other party thereto, and is in full force and effect. There is no default under any such Contract by any Target Group Entity and/or the Fund GP that is party thereto or, to the Knowledge of any Seller, any other party thereto, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder by any Target Group Entity or the Fund GP. As of the date of this Agreement, no other party to a Material Contract has provided notice (in any form, whether written or oral) to Sellers, any Target Group Entity or the Fund GP that any Material Contract has terminated or will be terminated (whether or not as a result of, or in connection with, the Transactions).
(c)    None of the Target Group Entities and the Fund GP is party to:
(i)    any Contract granting any third party the right to develop, market, sell or distribute the products or services of any Target Group Entity or the Fund GP;
(ii)    any Contract containing any standstill or similar agreement pursuant to which any Target Group Entity or the Fund GP has agreed not to acquire assets or securities of another Person;
(iii)    any Contract entered into at any time prior to the date of this Agreement pursuant to which any Target Group Entity acquired another operating business;
(iv)    any Contract that contains a put, call or similar right pursuant to which any Target Group Entity or the Fund GP could be required to purchase or sell, as applicable, any equity interests in or assets of any Person;
(v)    any Contract with any Governmental Entity;
(vi)    any Contract with respect to material Intellectual Property, including agreements involving software (excluding any “shrink-wrap” and “click-wrap” or “click-through” licenses; or
(vii)    any Contract that would reasonably be likely to prevent, materially delay or impair the consummation of the Transactions.

3.11    Real Property; Title to Assets.
(a)    None of the Target Group Entities and the Fund GP owns any real estate.
(b)    The Target Group Entities have good and valid title to all personal property and other assets reflected in the Balance Sheet as of December 31, 2015 or acquired after such date, free and clear of any Encumbrance, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the date of the Balance Sheet. Each of the Fund Entities has good and valid title to all personal property and other assets held by it, free and clear of any Encumbrance. As used in this Agreement, “Encumbrance” means any mortgage, lien, pledge, charge, security interest, easement, covenant or other restriction, or title matter or encumbrance of any kind in respect of such asset other than (i) encumbrances for current Taxes or other governmental charges not yet due and payable, (ii) mechanics’, carriers’, workmen’s, repairmen’s or other like encumbrances arising or incurred in the ordinary course of business, consistent with past practice, relating to obligations as to which there is no default on the part of any Target Group Entity or the Fund Entities, or (in the case of the Target Group Entities) the validity or amount of which is being contested in good faith by appropriate proceedings and reflected on or specifically reserved against or otherwise disclosed in the Balance Sheet as of December 31, 2015 and (iii) other encumbrances that do not, individually or in the aggregate, materially impair the continued use, operation, value or marketability of the specific property or asset to which they relate or the conduct of the business of the Target Group Entities or the Fund GP as presently conducted.
3.12    Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Organizational Documents of any Target Group Entity or the Fund GP is applicable to the Transactions.
3.13    Taxes.
(a)    The Target Group Entities and the Fund (i) have prepared in good faith and duly and timely filed (taking into account any timely requested and granted extension of time within which to file) all material Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects, (ii) have paid all material Taxes that are required to be paid or that any Target Group Entity or Fund Entity is obligated to withhold from amounts owing to any employee, creditor, partner, member or third party and (iii) have not waived in writing any statute of limitations with respect to Taxes or agreed in writing to any extension of time with respect to a Tax assessment or deficiency.
(b)    As of the date of this Agreement, none of the Target Group Entities or Fund Entities (i) have received any written notice from any taxing authority of any Tax audit, examination, refund litigation, adjustment in controversy or requests for information or (ii) are subject to any currently pending foreign, federal, state, or local audits, examinations, refund litigations, adjustments in controversy or requests for information.

(c)    No written claim has been made with respect to any Target Group Entity or Fund Entity by an authority in a jurisdiction where the Target Group Entities or Fund Entities do not file Tax Returns that any Target Group Entity or Fund Entity is or may be subject to taxation by that jurisdiction or should have been included in a combined or consolidated return.
(d)    None of the Target Group Entities or Fund Entity has engaged in any transaction that is the same as, or substantially similar to, a transaction which is a “reportable transaction” for purposes of Treasury Regulations Section 1.6011-4(b), including any transaction which the IRS has determined to be a “transaction of interest” for purposes of Treasury Regulations Section 1.6011-4(b), or would be reportable to a similar extent under any provision of state or local Tax Law.
(e)    None of the Target Group Entities or Fund Entities has made an election to be treated as an association taxable as a corporation for U.S. federal income tax purposes.
(f)    The Transactions will not result in any contractual liability of Sellers or Buyer to the Fund or any partner thereof as a result of or in connection with the indirect transfer of the interests in the Fund pursuant to this Agreement being treated as a termination of the Fund within the meaning of Section 708(b)(1)(B) of the Code.
(g)    None of the Target Group Entities or the Fund Entities will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date with respect to income that was received or accrued (and reflects economic income arising) prior to the Closing Date, including as a result of (i) an installment sale or open transaction disposition made on or prior to the Closing Date, (ii) any prepaid amount received or deferred revenue recognized on or prior to the applicable Closing Date, (iii) a change in accounting method under Section 481 of the Code (or any similar provision of state or local Law) or (iv) a “closing agreement” as described in Section 7121 of the Code (or any similar provision of state or local Law) executed on or prior to the Closing Date.
(h)    Sellers have made available to Buyer true and correct copies of the federal, state and local Tax Returns filed by the Target Group Entities and the Fund, and IRS Form 1065 (Schedule K-1) received by Sellers in respect of the Fund JV, since the Target Group Entities’ and Fund Entities’ respective dates of formation. No Seller has Knowledge of any liability with respect to any Tax including, but not limited to, income, franchise or similar Taxes, or sales and use Taxes, that accrued on or before December 31, 2015 in excess of the amounts accrued with respect thereto that are reflected in the Balance Sheet as of such date.
(i)    The Target Group Entities and Fund Entities have collected all material sales and use Taxes required to be collected and have remitted, or will remit on a timely basis, such amounts to the appropriate taxing authorities, or have been furnished properly completed exemption certificates and have maintained all such records and supporting documents in the manner required by all applicable sales and use Tax statutes and regulations.

(j)    None of the Target Group Entities and Fund Entities is a party to, bound by or has any obligation under any Tax Sharing Agreement.
(k)    None of Fund GP, Art Agency Partners Management, L.P. (“AAP Management”), Art Agency Partners Investment, LLC (“AAP Investments”) or JV LLC has received any Tax advances or Tax distributions, including any distributions pursuant to Section 3.3(b) of the Amended and Restated Limited Partnership Agreement, dated as of December 23, 2014, of the Fund (the “Fund Agreement”) or pursuant to the Amended and Restated Limited Liability Company Agreement, dated as of December 23, 2014, of the JV LLC, other than Tax advances or Tax distributions for which a corresponding liability is reflected in the Fund GP’s, JV LLC’s, AAP Management’s or AAP Investments’ current liabilities or for which Sellers realized a corresponding liability.
As used in this Agreement, (a) the term “Tax” (including, with correlative meaning, the term “Taxes”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales and use, employment, unemployment, disability, property, withholding, excise, production, value-added, occupancy, New York City unincorporated business or commercial rent, abandoned and unclaimed property and any other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, whether disputed or not; (b) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes, including any amendment thereof; (c) the term “Pre-Closing Period” means (i) any Tax period ending at or prior to the close of the Closing Date and (ii) the portion of any Straddle Period beginning at the start of such Straddle Period and ending at the close of the Closing Date; and (d) the term “Tax Sharing Agreement” means any written agreement, indemnity or other arrangement for the allocation or payment of Tax liabilities or payment for Tax benefits between any Target Group Entity, the Fund GP or the Fund, on the one hand, and any Person, on the other hand (other than any indemnity provided pursuant to this Agreement).
3.14    Labor Matters.
(a)    None of the Target Group Entities and the Fund Entities are a party to or otherwise bound by any collective bargaining agreement or other Contract with a labor union or labor organization, nor is any Target Group Entity or Fund Entity the subject of any proceeding that asserts that such Target Group Entity or Fund Entity has committed an unfair labor practice or that seeks to compel it to bargain with any labor union or labor organization, nor is there pending or, to the Knowledge of any Seller, threatened, nor has there been for the past four (4) years, any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving any Target Group Entity or Fund Entity. To the Knowledge of any Seller, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made involving any Employees.
(b)    The Target Group Entities and the Fund Entities are in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, terms and conditions of employment, wages and hours, and occupational safety and health.
3.15    Intellectual Property.
(a)    The Target Group Entities and Fund Entities have sufficient rights to use all Intellectual Property used in their businesses as presently conducted, all of which rights shall survive unchanged the consummation of the Transactions. The Intellectual Property owned by the Target Group Entities and the Fund Entities is valid, subsisting and enforceable, and is not subject to any outstanding order, judgment, decree or agreement adversely affecting the any Target Group Entity’s or the Fund Entities use of, or its rights to, such Intellectual Property. None of the Target Group Entities and Fund Entities have infringed or otherwise violated the Intellectual Property rights of any third party.
(b)    The Target Group Entities have taken all reasonable measures to protect the secrecy, confidentiality and value of all Trade Secrets that are owned, used or held by the Target Group Entities and, to the Knowledge of any Seller, such Trade Secrets have not been disclosed to or used or discovered by any Person, except pursuant to valid and appropriate non-disclosure and/or license agreements that have not been breached.
(c)    None of the Target Group Entities have granted any licenses or other rights to third parties to use their Intellectual Property other than non-exclusive licenses granted in the ordinary course of business pursuant to standard terms that have been previously provided to Buyer.
(d)    The IT Assets owned, used or held for use by the Target Group Entities and the Fund Entities operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Target Group Entities in connection with their businesses. To the Knowledge of any Seller, no Person has gained unauthorized access to the IT Assets of any Target Group Entity or any Fund Entity. Each Target Group Entity and Fund Entity has implemented reasonable backup and disaster recovery technology consistent with industry practices.
(e)    Each of the Target Group Entities and the Fund Entities have taken commercially reasonable measures to ensure the confidentiality, privacy and security of client, partner, member, employee and other confidential information and data. The practices of each of the Target Group Entities and the Fund Entities are and have always been in compliance in all material respects with (i) its then current privacy policies, (ii) its clients’ or any other Person’s privacy policies when required to do so by any agreement and (iii) all applicable Laws regarding data protection and the collection, retention, storage, recording, processing, transfer, sharing or other disposition or use of any personally identifiable information. There have not been any incidents of data security breaches, including any breaches of software, hardware, databases, computer equipment or other information technology.
(f)    For purposes of this Agreement, the following terms have the following meanings:

“Intellectual Property” means all (a) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, trade names and other indicia of origin, all applications and registrations for the foregoing and all goodwill associated therewith and symbolized thereby, including all renewals of same, (b) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues, (c) confidential information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists (collectively, “Trade Secrets”), (d) published and unpublished works of authorship, whether copyrightable or not (including, without limitation, databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof and (e) all other intellectual property or proprietary rights.
“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment and all associated documentation.
3.16    Insurance. All material fire and casualty, general liability, business interruption, product liability, sprinkler and water damage, title to works and other insurance policies maintained by the Target Group Entities and the Fund Entities (“Insurance Policies”) are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of the Target Group Entities, the Fund Entities and their respective properties and assets, and are in character and amount at least equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar perils or hazards. Each Insurance Policy is in full force and effect and all premiums due with respect to all Insurance Policies have been paid. Sellers have delivered or made available to Buyer true, current and complete copies of the Insurance Policies.
3.17    Brokers and Finders. None of the Target Group Entities and the Fund Entities nor any of their respective members, managers, officers or employees have employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the Transactions.
3.18    Commercial Relationships. Except as set forth in Section 3.18 of the Disclosure Letter, since December 31, 2014, none of the clients or the material suppliers, vendors, collaborators, distributors or licensors of any Target Group Entity or any Fund Entity has cancelled or otherwise terminated its relationship with such Target Group Entity or Fund Entity or has materially altered, in a manner adverse to any Target Group Entity or Fund Entity, its relationship with such Target Group Entity or Fund Entity. To the Knowledge of any Seller, none of the clients or such material suppliers, vendors, collaborators, distributors or licensors of any Target Group Entity or any Fund Entity has any plan or intention, and has not threatened, to terminate, cancel or otherwise materially modify its relationship with such Target Group Entity or Fund Entity, whether or not in connection with the Transactions. No Target Group Entity,

Fund Entity or Seller has been barred or materially restricted from participating in, or advising a client participating in, any Art auction.
3.19    Related Party Transactions. No Seller, member, partner, director, officer or manager of any Target Group Entity and no immediate family member of any of the foregoing (a) is a party to or has a direct or indirect interest in any Person (other than publicly traded securities) party to any agreement with any Target Group Entity, the Fund GP, the Fund, the Fund JV or the JV LLC, (b) owns any direct or indirect interest in any assets of any Target Group Entity, the Fund GP, the Fund, the Fund JV or the JV LLC or (c) has any cause of action or other claim against, or owes any amounts to, any Target Group Entity, the Fund GP, the Fund, the Fund JV or the JV LLC except for claims of employees in the ordinary course of business, including for accrued vacation pay or for accrued benefits under a Benefit Plan maintained by the Target Group Entities, the Fund GP, the Fund, the Fund JV or the JV LLC. There are no outstanding notes payable to, accounts receivable from or advances by any Target Group Entity, the Fund GP, the Fund, the Fund JV or the JV LLC to, and none of the Target Group Entities, the Fund GP, the Fund, the Fund JV or the JV LLC are otherwise a creditor of, any Seller or any Affiliate of such Seller (or any director, officer, shareholder, member, manager or partner thereof). As used in this Agreement, “Affiliate” means, with respect to an entity, any other entity controlling, controlled by or under common control with, such entity. The term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through ownership of voting securities, by contract or otherwise.
3.20    Accounts Receivable. All Accounts Receivable owing to the Target Group Entities as of the date of this Agreement constitute valid and enforceable claims arising from bona fide transactions in the ordinary course of business, and there are no known or asserted claims, refusals to pay or other rights of set-off against any thereof other than such as have arisen or will arise in the ordinary course of business and for which adequate reserves have been established by the Target Group Entities and disclosed in the Balance Sheet as of December 31, 2015.
3.21    Fund Matters.
(a)    Each of the Fund Entities (i) is a limited partnership or limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware, (ii) has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (iii) is qualified to do business and is in good standing as a foreign legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except in the case of clause (iii) where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect. Sellers have delivered or made available to Buyer true and complete copies of the Fund Documents and each Contract relating to the Fund Entities, each as in full force and effect on the Closing Date. Each Contract to which a Fund Entity is a party has been duly authorized, executed and delivered by such Fund Entity, and, to the Knowledge of any Seller, each other party thereto, and constitutes a valid and binding agreement of such Fund Entity enforceable against such Fund Entity, as the case may be, and, to the Knowledge of any Seller, each other party thereto, in accordance with its terms, subject to the Bankruptcy and Equity Exception. The Fund Entities and, to the Knowledge of any Seller, each other party thereto is in compliance with the terms of each Contract to which a Fund Entity is a party and is not in default under any such Contract, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder by any Fund Entity.
(b)    None of the Fund Entities constitute an “investment company” for the purposes of the Investment Company Act of 1940, as amended. All sales of partnership or membership interests in the Fund Entities have been made in compliance with all applicable Laws. Sellers have delivered or made available to Buyer true and complete copies of all marketing materials relating to the Fund Entities. No marketing document relating to the Fund Entities and no report delivered to investors in the Fund or the Fund JV contained, as of its respective date, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or was or is subject to any stop order or similar order restricting its use.
(c)    Except for the Fund-Related Amendment and the Fund-Related Consents, no action by the Fund Entities or their members or limited partners is required in connection with the Transactions. All of the Fund-Related Amendments and Fund-Related Consents have been obtained and are in full force and effect as of the date of this Agreement. There are no preemptive rights, redemption rights, repurchase rights, “tag-along” rights, or other similar rights of any limited partner of the Fund or any member of the Fund JV that would be triggered by the consummation of the Transactions.
(d)    The total invested capital of (i) the Fund is $37,579,820 and (ii) the Fund JV is $14,701,179. As of the date of this Agreement, the total amount of capital returned to investors by (i) the Fund is $2,783,333 and (ii) the Fund JV is $16,215,558. Section 3.21(d) of the Disclosure Letter contains a true and correct statement of the capital accounts of each partner or member of the Fund and the Fund JV that is current as of the date of this Agreement. Any capital drawn by the Fund or the Fund JV from its respective investors has been and is invested in accordance with the requirements of the Fund’s and the Fund JV’s Organizational Documents. None of the Target Group Entities, the Fund GP or the JV LLC has made any loan to the Fund or the Fund JV, and, except as set forth in Section 3.21(d) of the Disclosure Letter, the Fund has no obligations to the Fund JV in respect of Warehoused Investments (as used herein such term is defined in the Fund Agreement) contributed to the Fund. Any assets purchased by the Fund or the Fund JV utilizing any capital drawn from its respective investors have been and are properly accounted for and are insured and secured in accordance with customary practice for assets of like kind. The limited partnership interests in the Fund held by investors are not transferable without the consent of the Fund, and the membership interests of the Fund JV are not transferable without the consent of the other members of the Fund JV. The Fund GP is the sole general partner of the Fund, and JV LLC and MAP Art Investments LLC are the sole members of the Fund JV. None of the Fund or the Fund JV has a current obligation to return any capital to its respective investors, and no investor has requested a return of capital or refused to honor a capital commitment after receiving a draw notice from the Fund or the Fund JV. Prior to admission of any limited partner or member, the Fund or the Fund JV, as applicable, satisfactorily completed all required and customary know-your-customer checks with respect to such investor.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby represents and warrants to Sellers, as of the date of this Agreement, as follows:
4.1    Organization, Good Standing and Qualification. Buyer (a) is a corporation duly organized, validly existing and in good standing under the Laws of the State of New York, (b) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and (c) is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except in the case of clause (b) or (c) where the failure to be so qualified or in good standing or to have such power or authority, would not, individually or in the aggregate, reasonably be likely to prevent, materially delay or materially impair the consummation of the Transactions.
4.2    Authority; Approval. Buyer has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by Buyer and constitutes a valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms, subject to the Bankruptcy and Equity Exception.
4.3    Governmental Filings; No Violations; Certain Contracts.
(c)    No notices, reports or other filings are required to be made by Buyer with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Buyer from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Buyer or the consummation of the Transactions, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be likely to prevent, materially delay or materially impair the consummation of the Transactions.
(d)    The execution, delivery and performance of this Agreement by Buyer do not, and the consummation of the Transactions will not, constitute or result in (i) a breach or violation of, or a default under, the organizational documents of Buyer or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of Buyer pursuant to any Contract binding upon Buyer or, assuming (solely with respect to performance of this Agreement and consummation of the Transactions) compliance with the matters referred to in Section 4.3(a), under any Law to which Buyer is subject, except, in the case of clause (ii) above, for any such breach, violation, termination, default, creation or acceleration that would not, individually or in the aggregate, reasonably be likely to prevent, materially delay or materially impair the consummation of the Transactions.
4.4    Available Funds. Buyer has available, or as of the required time of payment will have available, all funds to satisfy all of its obligations under this Agreement.
ARTICLE V

COVENANTS
5.1    Publicity. None of Sellers, the Target Group Entities, the Fund Entities or any Affiliate of any of the foregoing shall issue any press release or otherwise make any public announcement with respect to the Transactions without Buyer’s prior written consent.
5.2    Employee Benefits. Buyer agrees that, following the Closing, the employees of the Target Group Entities (other than Sellers) will be eligible to participate in the employee benefit plans of Buyer on the same terms and conditions of similarly situated employees of Buyer. Buyer will cause any employee benefit plans in which the employees of the Target Group Entities (including the Sellers, pursuant to the Employment Agreements) are entitled to participate to take into account for purposes of eligibility, vesting and benefit accrual thereunder (except for benefit accrual under defined benefit pension plans, for purposes of qualifying for subsidized early retirement benefits or to the extent it would result in a duplication of benefits) service by each employee of the Target Group Entities prior to the Closing as if such service was with Buyer. Notwithstanding the foregoing, nothing contained herein shall (i) be treated as an amendment of any particular Benefit Plan, (ii) give any third party any right to enforce the provisions of this Section 5.2 or (iii) obligate Buyer or any of its Affiliates to (A) maintain any particular benefit plan or (B) retain the employment of any particular employee.
5.3    Tax Matters.
(f)    All payments to be made under this Agreement shall be made free from any deduction or withholding except as may be required by Law. If deduction or withholding is required by Law, (i) such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the payee in respect of the payment on which the deduction and withholding was made and (ii) the payer shall pay over such withheld amounts to the appropriate Tax authority as soon as practicable as required by Law.
(g)    Buyer and Sellers agree that for U.S. federal income tax purposes (i) the acquisition of the AAP Equity Interests pursuant to this Agreement shall be treated (A) by Sellers as a sale by Sellers of the AAP Equity Interests to Buyer (and Sellers shall report gain or loss, if any, in accordance with Sections 741 and 751 of the Code) and (B) by Buyer as if each of GP and the Partnership had distributed its assets to Sellers in a liquidating distribution and Buyer had acquired the assets directly from Sellers after such deemed distribution, in each case, in accordance with the principles set forth in IRS Revenue Ruling 99-6, Situation 2 and (ii) the assignment by Sellers to Buyer of the Assigned Carry pursuant to Section 1.3(b)(ii) shall be treated by Buyer, Sellers, Fund GP and JV LLC as a transfer of a profits and capital interest in each of the Fund GP and the JV LLC, and solely for tax purposes (A) Buyer shall be treated as a partner in each of the Fund GP or the JV LLC in respect of such interests and (B) Sellers shall be treated as Buyer’s “nominee” within the meaning of Section 6031(c) of the Code in respect of the Assigned Carry.
(h)    Sellers shall prepare (or cause to be prepared) all Tax Returns of the Target Group Entities and the Fund Entities which include any period ending on or prior to the Closing Date (the “Pre-Closing Tax Returns”). Unless otherwise required by Law, the Pre-Closing Tax Returns shall be prepared in a manner consistent with prior Tax Returns; provided, however, that Sellers will cause the JV LLC and the Fund GP to make an election under Section 754 of the Code (and any corresponding state tax elections, if any such elections are not already in effect) on any Pre-Closing Tax Return. Sellers shall deliver (or cause to be delivered) the Pre-Closing Tax Returns to Buyer for its review and comment not later than thirty (30) calendar days prior to the due date (as it may have been extended, if applicable) of such Pre-Closing Tax Returns. Sellers shall incorporate all reasonable changes requested by Buyer at least five (5) calendar days prior to the due date of the Pre-Closing Tax Returns. Each Target Group Entity and Fund Entity shall cause such Pre-Closing Tax Returns to be filed on a timely basis and Sellers, the Target Group Entities and the Fund Entities, as applicable, shall pay all Taxes reflected on such Pre-Closing Tax Returns.
(i)    Buyer shall prepare (or cause to be prepared) all Tax Returns of the Target Group Entities for any period that includes, but does not end on, the Closing Date (the period, the “Straddle Period” and such Tax Returns, the “Straddle Period Tax Returns”). Unless otherwise required by Law, the Straddle Period Tax Returns shall be prepared in a manner consistent with prior Tax Returns. Buyer shall deliver (or cause to be delivered) the Straddle Period Tax Returns to Sellers for their review and comment not later than twenty (20) calendar days prior to the due date (as it may have been extended, if applicable) of such Straddle Period Tax Returns, and shall consider all such comments in good faith. Buyer shall cause each Target Group Entity to file such Straddle Period Tax Returns on a timely basis and to pay all Taxes reflected on such Straddle Period Tax Returns.
(j)    Sellers will cause the Fund to make an election under Section 754 of the Code (and any corresponding state tax elections, if any such elections are not already in effect) on a Pre-Closing Tax Return or Straddle Period Tax Return, for such election to be in effect as of the Closing Date.
(k)    The amount of Taxes that is attributable to the Pre-Closing Period shall be determined on an interim “closing of the books” basis, except for ad valorem Taxes which shall be prorated on a daily basis.
(l)    Any amended Tax Return of a Target Group Entity or Fund Entity (or claim for Tax refund on behalf of a Target Group Entity or Fund Entity) for any period beginning before the Closing shall be subject to the procedures set out for initially filed Tax Returns in Sections 5.3(c)and 5.3(d), above. Notwithstanding the foregoing and subject to the Final Net Working Capital Statement, Sellers shall be entitled to any refunds or credits of or against Taxes attributable to any taxable period ending on or prior to the date of this Agreement, and its portion of any refunds or credits of or against Taxes attributable to the Straddle Period.
(m)    Sellers and Buyer shall, and Buyer shall cause the Target Group Entities to, reasonably cooperate and shall cause their respective Affiliates and representatives to reasonably cooperate, in preparing and filing all Tax Returns relating to any Tax period beginning before the Closing Date, including maintaining and making available to each other, and to any taxing authority as reasonably requested, all records necessary in connection with Taxes of the Target Group Entities and the Fund Entities and in resolving all disputes and audits with respect to any Tax period beginning before the Closing Date relating to Taxes. Sellers and Buyer agree (i) to retain all books and records (or, in the alternative, to deliver such books and records to the Target Group Entities) with respect to Tax matters pertinent to the Target Group Entities and the Fund Entities relating to any Tax period beginning before the Closing Date until ninety (90) calendar days after the expiration of the applicable statute of limitations and to abide by all record retention agreements entered into with any Governmental Entity, (ii) to allow the other Party and its representatives, at times and dates mutually acceptable to the Parties, to inspect, review and make copies of such records as such Party may deem necessary or appropriate from time to time, such activities to be conducted during normal business hours and at such Party’s expense and (iii) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, Sellers or Buyer, as the case may be, shall allow the other Party to take possession of such books and records prior to such transfer, destruction or discard.
(n)    Sellers and Buyer each hereby agree, from and after the Closing, to pay fifty percent (50%) of all transfer, documentary, sales, use, stamp, recording, and other similar Taxes and all conveyance fees, recording fees and other similar charges (all including penalties, interest and other charges with respect thereto, collectively “Transfer Taxes”) incurred in connection with the consummation of the Transactions and to protect, defend, indemnify and hold harmless each other from and against all Transfer Taxes so incurred which exceed the Party’s or Parties’ applicable fifty percent (50%) share. Any Tax Returns for Transfer Taxes shall be filed by the Party with the primary filing obligation in a manner consistent with Sections 5.3(c) and 5.3(d), above.
(o)    If a claim with respect to Taxes shall be made by any Governmental Entity, which, if successful, might result in an indemnity obligation by Sellers to Buyer pursuant to Section 6.2, Buyer shall promptly and in any event no more than fifteen (15) calendar days following Buyer’s receipt of notice of such claim, give written notice to Sellers of such claim (a “Tax Claim”); provided, however, that the failure of Buyer to give such notice shall only relieve Sellers from their indemnification obligations hereunder to the extent that Sellers are actually prejudiced by such failure. With respect to any such Tax Claim, Buyer shall control all proceedings and may make all decisions taken in connection with such Tax Claim (including selection of counsel and settlement). Sellers shall be entitled to participate in any such Tax

Claim in an advisory capacity at their own expense. Buyer, Sellers, the Target Group Entities, the Fund Entities and each of their respective Affiliates shall reasonably cooperate with each other in contesting any Tax Claim. Such cooperation shall include the retention and, upon the request of the Party or Parties controlling proceedings relating to such Tax Claim, the provision to such Party or Parties of records and information which are reasonably relevant to such Tax Claim, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim. Buyer and Sellers shall not elect, or cause any Target Group Entity or Fund Entity, to elect to apply the elective partnership audit rules provided in the Budget Act of 2015.
(p)    For so long as Buyer holds the Assigned Carry, each year Sellers shall provide the statement described in Treasury Regulations Section 1.6031(c)-1T to the Fund GP and the JV LLC in Sellers’ capacity as nominee of Buyer in respect of the Assigned Carry.
(q)    The obligations of the Parties set forth in this Section 5.3 shall be unconditional and absolute and shall remain in effect without limitation as to time.
5.4    Fund Matters.
(a)    Should Buyer decide to sponsor any Art-related investment funds (other than the Fund) in the future, it will consult with Sellers prior to taking such action and shall discuss with Sellers in good faith the feasibility and desirability of granting Sellers an opportunity to participate in the economics of any such fund.
(b)    No Seller shall take any action in relation to any Fund Entity, in such Seller’s capacity as an investor in the Fund, as a member of the board of managers of AAP Management, as a member or manager of the Fund GP or as an Administrative Manager (as used herein, as such term is defined in the Second Amended and Restated Limited Liability Agreement of the Fund JV, dated as of January 11, 2016) of the Fund JV, with the intent of imposing any liability on Buyer or any of its Affiliates (except that such Seller shall not be deemed to be in breach of this undertaking if such liability results from the willful misconduct or gross negligence of Buyer or any of its Affiliates).
(c)    No Seller shall, directly or indirectly, withdraw as an investor, limited partner or member of any Fund Entity or as Administrative Manager of the Fund JV unless the Fund or the Fund JV, as the case may be, is dissolved or terminated at the same time.
(d)    From and after the Closing, no Seller shall enter into, approve or agree to any amendment of the Organizational Documents of any Fund Entity without the prior written consent of Buyer.
(e)    In the event that Buyer is required to consolidate any Fund Entity pursuant to GAAP, subject to applicable Law, upon reasonable notice, Sellers shall cause such Fund Entity to afford Buyer and its officers, agents and other representatives reasonable access, during normal business hours, to the employees, properties, books, contracts and records of such Fund Entity and Sellers shall cause such Fund Entity to furnish promptly to Buyer all information concerning the business, properties and personnel of such Fund Entity as Buyer may reasonably request; provided, that the foregoing shall not require any Fund Entity (a) to permit any inspection, or to disclose any information, that in the reasonable judgment of such Fund Entity would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if such Fund Entity shall have used commercially reasonable best efforts to obtain the consent of such third party to such inspection or disclosure, but was unable to do so, or if any Law applicable to such Fund Entity requires such Fund Entity to restrict or prohibit access to such information or (b) to disclose any privileged information of such Fund Entity.
5.5    Restrictive Covenants. As an integral part of the Transactions, each Seller, severally and not jointly, agrees to be bound by the restrictive covenants set forth in Exhibit E to this Agreement.
5.6    Related Party Agreements. Prior to the date of this Agreement, Sellers have caused the Target Group Entities and the Fund Entities to terminate any Related Party Agreement, other than those agreements set forth in Section 5.6 of the Disclosure Letter. Sellers have ensured that any such termination is without penalty to the Target Group Entities or the Fund Entities.
5.7    Seller Release. Effective as of the date of this Agreement, each Seller severally and not jointly, on behalf of itself and its Affiliates (including, in the case of Allan Schwartzman, Allan Schwartzman, Inc.), heirs, successors and assigns, hereby releases, remises and forever discharges any and all rights, claims and Losses of any type that it or any of its Affiliates, heirs, successors and assigns, has had, now has or might now or hereafter have against Buyer, any Target Group Entity or any Fund Entity and each of their respective individual, joint or mutual, past, present and future representatives, Affiliates, stockholders, partners, members, Subsidiaries, successors and assigns (each, a “Releasee”) in respect of, relating to or arising in connection with any Target Group Entity or Fund Entity contemporaneously with or prior to the date of this Agreement, except (a) for rights, claims and Losses arising under this Agreement and (b) in the case of Sellers who are or were members, managers officers or employees of the Fund and the Fund JV, for rights under indemnification provisions of the Organizational Documents of the Fund and the Fund JV. Each such Seller, for itself and its Affiliates, heirs, successors and assigns acknowledges that it is aware that such Person may hereafter discover facts different from or in addition to the facts which such Person now knows or believes to be true with respect to the subject matter of this Agreement, but that such Person intends that the general releases herein given shall be and remain in full force and effect, notwithstanding the discovery of any such different or additional facts. Each Seller, for itself and its Affiliates, heirs, successors and assigns, hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced or voluntarily aiding, any proceeding of any kind against any Releasee, based upon any matter purported to be released hereby. The Parties acknowledge that this Section 5.7 is not an admission of liability or of the accuracy of any alleged fact or claim. The Parties expressly agree that this Section 5.7 shall not be construed as an admission in any proceeding as evidence of or an admission by any party of any violation or wrongdoing.
5.8    Aged Accounts Receivable. In the event and to the extent that subsequent to the Closing a Target Group Entity or Buyer collects any amount in respect of any receivable that was an Aged Accounts Receivable in the Final Net Working Capital Statement as finally determined under Section 1.5(c), such amount(s) shall be deemed to be received by such Target Group Entity or Buyer, as the case may be, as agent, in trust for and on behalf of Sellers, and such Target Group Entity or Buyer, as the case may be, shall promptly pay such amount to Sellers (pro rata in proportion to such Seller’s respective Percentage Interest) by wire transfer of immediately available funds to an account specified by such Seller.
ARTICLE VI

INDEMNIFICATION
6.1    Survival. The representations and warranties of Sellers and Buyer contained in this Agreement shall survive the Closing for the periods set forth in this Section 6.1. All representations and warranties of Sellers and Buyer contained in this Agreement and all claims with respect thereto shall terminate upon the expiration of eighteen (18) months after the Closing Date, except that the representations and warranties contained in (a) Sections 2.1 (Ownership of AAP Equity Interests), 2.2 (Authority and Approval), 2.5 (Brokers and Finders), 3.1(a) (Organization, Good Standing and Qualification) (other than subsection (iii) thereof), 3.2(a) (Capital Structure), 3.3 (Authority and Approval), 3.4(b) (No Violations; Certain Contracts), 3.9 (Compliance with Laws; Licenses; AML; FCPA; OFAC), 3.17 (Brokers and Finders) and 3.21(b)-(d) (Fund Matters) (the “AAP Fundamental Representations”), (b) Section 3.13 (Taxes) and (c) Sections 4.1(a) (Organization, Good Standing and Qualification) and 4.2 (Authority; Approval) and all claims with respect thereto shall survive until the expiration of the applicable statute of limitations (giving effect to any extensions thereof), it being understood that in the event that notice of any claim for indemnification under this ARTICLE VI has been given pursuant to Section 6.4 or 6.5, as the case may be, within the applicable survival period, the representations and warranties that are the subject of such indemnification claim (and the right to pursue such claim) shall survive with respect to such claim until such time as such claim is finally resolved. The right of a Person to any remedy pursuant to this ARTICLE VI shall not be affected by any investigation or examination conducted by such Person at any time concerning any circumstance, action, omission or event relating to the accuracy or performance of any representation, warranty, covenant or obligation.
6.2    Indemnification by Sellers.
(r)    From and after the Closing and subject to the provisions of this Section 6.2, each Seller, severally but not jointly, shall indemnify, defend and hold harmless Buyer and the Target Group Entities, their respective Affiliates and the respective officers, directors, employees, agents, partners, shareholders, members, attorneys, accountants, representatives, successors and permitted assigns of each of the foregoing, each in their capacity as such (collectively, the “Buyer Indemnified Parties” and each, a “Buyer Indemnified Party”)

from, against and in respect of any and all losses, claims, damages (including reasonably foreseeable damages, but excluding incidental or punitive damages (except for punitive damages imposed on a Buyer Indemnified Party in connection with a third party claim, which shall be recoverable by such Buyer Indemnified Party hereunder)), liabilities, costs and expenses (including reasonable, documented attorneys’ and accountants’ fees and disbursements, and expenses of a good faith investigation of a Third Party Claim), settlements or other payments, interest, penalties, judgments, assessments or charges (collectively, “Losses”) imposed on, sustained, incurred or suffered by, or asserted against, any of the Buyer Indemnified Parties, whether in respect of third party claims, claims between the Parties, or otherwise, directly or indirectly relating to, arising out of, resulting from, based upon, with respect to or by reason of:
(i)    the breach or inaccuracy of any representation or warranty made by any Seller in this Agreement or any document delivered pursuant to this Agreement, it being understood that for purposes of this Section 6.2(a)(i) any qualifications relating to materiality, including the term “Material Adverse Effect”, contained in such representation or warranty (other than the representation and warranty set forth in Section 3.10 regarding a Material Contract) shall be disregarded for purposes of determining whether such representation or warranty was breached or was inaccurate;
(ii)    the breach of any covenant or agreement made by any Seller in this Agreement;
(iii)    any action, suit, claim, complaint, litigation, investigation, audit, proceeding, arbitration or other similar dispute (each, an “Action”) by any current or former client of a Target Group Entity or Fund Entity or any current or former investor in the Fund or the Fund JV asserting (x) fraud, forgery, defects in authenticity, ownership or title with respect to any work of Art pursuant to an express or implied warranty (including, without limitation, Uniform Commercial Code §§ 2-313 and 2-314) or (y) a breach of fiduciary duty under any Contract;
(iv)    any Borrowed Money Debt or Seller Transaction Expenses not properly included in the calculation of Net Working Capital;
(v)    any Action of any member or securityholder or purported member or securityholder of a Target Group Entity or the Fund GP seeking to assert membership of a Target Group Entity or the Fund GP or ownership or rights to ownership of any such security or relating to the allocation or entitlement to, or distribution of, a portion of any amounts paid or payable in connection with the Transactions, or any other matter relating to the Transactions, including any such claims under any purported contractual, employment or other rights that assert rights to any membership or security of a Target Group Entity or the Fund GP or claims for damages based on any such rights, or any claims related to the releases granted to the Releasees pursuant to Section 5.7 hereof;
(vi)    any liability arising in connection with or pursuant to any Related Party Agreement required to be terminated pursuant to Section 5.6;

(vii)    all Taxes of, or imposed on, a Target Group Entity or a Fund Entity to the extent attributable to the Pre-Closing Period (determined pursuant to the allocation mechanism described in Section 5.3(f));
(viii)    any liability arising in connection with any pre-Closing liabilities of a Fund Entity (other than, for the avoidance of doubt, contractual liabilities of AAP Management or Art Agency Partners Investments, LLC), including any liability for sales and use Taxes or Tax withholding obligations;
(ix)    any liability arising from pre-Closing contributions to the Fund of any Warehoused Investments by any Seller or the Fund JV; and
(x)    any liability arising from any Seller’s (A) function as an Administrative Manager of the Fund JV, (B) capacity as a member of JV LLC, (C) capacity as a member or manager of the Fund GP, (D) function as a member of the board of managers of AAP Management or (E) similar function, role or capacity in respect of which such Seller (and not Buyer) retains the economic benefit.
(s)    Notwithstanding anything to the contrary contained in this Agreement:
(i)    except with respect to (x) Losses arising out of a breach or inaccuracy of any of the AAP Fundamental Representations and (y) Losses arising out of a breach or inaccuracy of the representations and warranties contained in Section 3.13 (Taxes), the maximum aggregate amount of indemnifiable Losses arising out of or resulting from the causes enumerated in Section 6.2(a)(i) that may be recovered from Sellers shall not exceed $17,500,000;
(ii)    the maximum aggregate amount of indemnifiable Losses arising out of or resulting from all of the causes enumerated in Section 6.2(a) that may be recovered from Sellers shall not exceed an amount equal to the Closing Consideration (as the same may have been adjusted pursuant to Section 1.5(c)) plus the aggregate amount of any earn-out payments actually made by Buyer to Sellers pursuant to Section 1.4 and Exhibit C (it being understood that any earn-out payments in respect of which Buyer has exercised a right of set-off pursuant to Exhibit C shall be excluded from the calculation of the aggregate amount of earn-out payments actually made) (such sum, the “Realized Purchase Price”), and the maximum aggregate amount of indemnifiable Losses arising out of or resulting from all of the causes enumerated in Section 6.2(a) that may be recovered from any individual Seller shall not exceed such Seller’s Percentage Interest of the Realized Purchase Price; and
(iii)    except with respect to Losses arising out of a breach or inaccuracy of the representations and warranties contained in Section 3.13 (Taxes), no indemnification payment by Sellers with respect to any indemnifiable Losses otherwise payable under Section 6.2(a)(i) or Section 6.2(a)(iii)(y) shall be payable until such time as all such indemnifiable Losses as would otherwise be payable under Section 6.2(a)(i) and/or Section 6.2(a)(iii)(y) shall aggregate to more than $500,000 (the “Deductible”), after which time Sellers shall, subject to clauses (i) and (ii) above, be liable for all indemnifiable Losses above the Deductible; it being understood, for the avoidance of doubt, that the Deductible shall only apply once, with respect to all Sellers collectively (not individually).
6.3    Indemnification by Buyer.
(f)    From and after the Closing and subject to the provisions of this Section 6.3, Buyer shall indemnify, defend and hold harmless Sellers, their respective Affiliates and the respective officers, directors, employees, agents, partners, shareholders, members, attorneys, accountants, representatives, successors and permitted assigns of each of the foregoing, each in their capacity as such (collectively, the “Seller Indemnified Parties” and each, a “Seller Indemnified Party”, and each of the Buyer Indemnified Parties and the Seller Indemnified Parties, an “Indemnified Party”) from, against and in respect of any and all Losses imposed on, sustained, incurred or suffered by, or asserted against, any of the Seller Indemnified Parties, whether in respect of third party claims, claims between the Parties, or otherwise, directly or indirectly relating to, arising out of, resulting from, based upon, with respect to or by reason of:
(i)    the breach or inaccuracy of any representation or warranty made by Buyer in this Agreement or any document delivered pursuant to this Agreement, it being understood that for purposes of this Section 6.3(a)(i) any qualifications relating to materiality contained in such representation or warranty shall be disregarded for purposes of determining whether such representation or warranty was breached or was inaccurate; and
(ii)    the breach of any covenant or agreement made by Buyer in this Agreement or any document delivered pursuant to this Agreement.
(g)    Notwithstanding anything to the contrary contained in this Agreement:
(viii)    the maximum aggregate amount of indemnifiable Losses arising out of or resulting from all of the causes enumerated in Section 6.3(a) that may be recovered from Buyer shall not exceed an amount equal to $35,000,000 minus the aggregate amount of any earn-out payments made by Buyer pursuant to Section 1.4 and Exhibit C; and
(ix)    no indemnification payment by Buyer with respect to any indemnifiable Losses otherwise payable under Section 6.3(a)(i) shall be payable until such time as all such indemnifiable Losses as would otherwise be payable under Section 6.3(a)(i) shall aggregate to more than the amount of the Deductible, after which time Buyer shall, subject to clause (i) above, be liable for all indemnifiable Losses above the Deductible.
6.4    Third Party Claim Indemnification Procedures.
(c)    Except as provided in Section 5.3 with respect to Tax Claims, in the event that any written claim or demand for which an indemnifying party (an “Indemnifying Party”)

may have liability to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party (a “Third Party Claim”), such Indemnified Party shall promptly, but in no event more than ten (10) calendar days following such Indemnified Party’s receipt of a Third Party Claim, notify the Indemnifying Party in writing of such Third Party Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Third Party Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto (a “Claim Notice”); provided, however, that the failure timely to give a Claim Notice shall affect the rights of an Indemnified Party hereunder only to the extent that such failure has a material prejudicial effect on the defenses or other rights available to the Indemnifying Party with respect to such Third Party Claim. The Indemnifying Party shall have thirty (30) calendar days (or such lesser number of days set forth in the Claim Notice as may be required by court proceeding in the event of a litigated matter) after receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party that it desires to defend the Indemnified Party against such Third Party Claim, it being understood that by assuming the defense of a Third Party Claim the Indemnifying Party shall conclusively acknowledge that it has an indemnity obligation with respect to such Third Party Claim.
(d)    In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against a Third Party Claim, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense, with counsel reasonably satisfactory to the Indemnified Party, at the Indemnifying Party’s expense. Once the Indemnifying Party has duly assumed the defense of a Third Party Claim, the Indemnified Party shall have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing. The Indemnified Party shall participate in any such defense at its own expense unless (i) the Indemnifying Party and the Indemnified Party are both named parties to the proceedings and the Indemnified Party shall have received a written opinion of independent counsel that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, or (ii) the Indemnified Party assumes the defense of a Third Party Claim after the Indemnifying Party has failed to diligently pursue a Third Party Claim it has assumed, as provided in Section 6.4(c), in which case the Indemnifying Party shall be liable for the fees and expenses of one separate counsel (in addition to any necessary local counsel). The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any Third Party Claim on a basis that would result in (i) the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or any of its Affiliates, (ii) a finding or admission of a violation of Laws or violation of the rights of any Person by the Indemnified Party or any of its Affiliates, (iii) a finding or admission that would have a material adverse effect on other claims made or threatened against the Indemnified Party or any of its Affiliates, (iv) any monetary liability of the Indemnified Party that will not be promptly paid or reimbursed by the Indemnifying Party or (v) any material adverse non-monetary condition or obligation being imposed on any Indemnified Party or any of its Affiliates.

(e)    If the Indemnifying Party (i) elects not to defend the Indemnified Party against a Third Party Claim, whether by not giving the Indemnified Party timely notice of its desire to so defend or otherwise or (ii) after assuming the defense of a Third Party Claim, fails to take reasonable steps necessary to defend diligently such Third Party Claim, the Indemnified Party shall have the right but not the obligation to assume its own defense, it being understood that the Indemnified Party’s right to indemnification for a Third Party Claim shall not be adversely affected by assuming the defense of such Third Party Claim. The Indemnified Party’s right to settle any Third Party Claim shall be identical to the Indemnifying Party’s right to settle any Third Party Claim as set forth in Section 6.4(b) (other than sub-clause (iv) thereof).
(f)    The Indemnified Party and the Indemnifying Party shall cooperate in order to ensure the proper and adequate defense of a Third Party Claim, including by providing access to each other’s relevant business records and other documents and employees. The Indemnified Party and the Indemnifying Party shall keep each other fully informed with respect to the status of such Third Party Claim.
(g)    The Indemnified Party and the Indemnifying Party shall use commercially reasonable efforts to avoid production of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.
6.5    Direct Claims. Except as set forth in Section 5.3 with respect to Tax Claims, if an Indemnified Party wishes to make a claim for indemnification hereunder for a Loss that does not result from a Third Party Claim (a “Direct Claim”), the Indemnified Party shall notify the Indemnifying Party in writing of such Direct Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Direct Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto. The Indemnifying Party shall have a period of thirty (30) calendar days within which to respond to such Direct Claim. If the Indemnifying Party does not respond within such thirty (30) calendar day period, the Indemnifying Party will be deemed to have accepted the Direct Claim. If the Indemnifying Party disputes all or any part of the Direct Claim, the Indemnified Party shall be free to seek enforcement of its rights to indemnification under this Agreement with respect to such Direct Claim.
6.6    Adjustments to Losses.
(f)    Insurance; Subrogation. In calculating the amount of any Loss, the proceeds actually received by the Indemnified Party or any of its Affiliates under any insurance policy or pursuant to any claim, recovery, settlement or payment by or against any other Person, in each case relating to the Third Party Claim or the Direct Claim, net of any actual costs, expenses or premiums incurred in connection with securing or obtaining such proceeds (including any increased premiums resulting therefrom), shall be deducted, except to the extent that the adjustment itself would excuse, exclude or limit the coverage of all or part of such Loss (it being understood that the Indemnified Party shall be under no obligation to seek to recover any insurance or other proceeds from a third party). In the event that an Indemnified Party has any rights against a third party with respect to any occurrence, claim or loss that results in a liability by an Indemnifying Party under this ARTICLE VI, such Indemnifying Party shall be subrogated to such rights; provided, that until the Indemnified Party recovers full payment of the Loss related to any such Direct Claim, any and all claims of the Indemnifying Party against any such third party on account of said indemnity payment are hereby expressly made subordinate and subject in right of payment to the Indemnified Party’s rights against such third party. Without limiting the generality or effect of any other provision hereof, each Indemnified Party and Indemnifying Party shall duly execute upon request all instruments reasonably necessary to evidence and perfect the subrogation and subordination rights detailed herein, and otherwise cooperate in the prosecution of such claims.
(g)    Working Capital Adjustment. No Indemnified Party shall be entitled to indemnification hereunder for any Losses to the extent such Losses are included in the calculation of Net Working Capital.
(h)    No Contribution. Sellers (including any member, manager or officer of any Target Group Entity) shall not have any right of contribution, indemnification or right of advancement from any Target Group Entity, or Buyer or its Affiliates (including under any Organizational Documents of any of the foregoing, the Employment Agreements or any other post-Closing arrangements entered into between Buyer and Seller) with respect to any Loss claimed by an Indemnified Party.
6.7    Payments. The Indemnifying Party shall pay all amounts payable pursuant to this ARTICLE VI, in immediately available funds, to an account specified by the Indemnified Party following receipt from an Indemnified Party of a bill, together with all accompanying reasonably detailed supporting documentation, for a Loss that is the subject of indemnification hereunder, unless the Indemnifying Party in good faith disputes the Loss, in which event it shall so notify the Indemnified Party. In any event, the Indemnifying Party shall pay to the Indemnified Party the amount of any Loss for which it is liable hereunder, in immediately available funds, to an account specified by the Indemnified Party no later than three (3) Business Days following any Final Determination of such Loss and the Indemnifying Party’s liability therefor. A “Final Determination” shall exist when (a) the parties to the dispute have reached an agreement in writing, (b) a court of competent jurisdiction shall have entered a final and non-appealable order or judgment or (c) an arbitration or like panel shall have rendered a final non-appealable determination with respect to disputes the parties have agreed to submit thereto.
6.8    Characterization of Indemnification Payments. All payments made by an Indemnifying Party to an Indemnified Party in respect of any claim pursuant to Sections 6.2 or 6.3 shall be treated as adjustments to the Purchase Price for Tax purposes.
6.9    Right of Set-Off. Buyer shall have the right to set-off any amounts owed to it or to any other Buyer Indemnified Party under this ARTICLE VI against any earn-out payments that may become payable to Sellers pursuant to Section 1.4 and Exhibit C hereto.

ARTICLE VII

MISCELLANEOUS AND GENERAL
7.1    Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (a) in the case of an amendment, by Buyer and each Seller, or (b) in the case of a waiver, by the Party or Parties against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law except as otherwise specifically provided in ARTICLE VI hereof.
7.2    Expenses. Except as otherwise provided in the Transaction Documents, each Party will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Transactions, including all fees and expenses of its representatives. Sellers will ensure that none of the fees and expenses for which they are responsible will be charged to a Target Group Entity or the Fund GP prior to or after the Closing other than the Seller Transaction Expenses.
7.3    Counterparts. This Agreement may be executed in any number of original, facsimile or electronic (i.e. .pdf or portable document format) counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.
7.4    Governing Law; Waiver of Jury Trial; Arbitration.
(j)    This Agreement shall be governed by and construed in accordance with the Law of the State of New York.
(k)    EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION OR PROCEEDING ARISING UNDER OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY HEREBY ACKNOWLEDGES AND CERTIFIES (I) THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) IT MAKES THIS WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 7.4(b).

(l)    Any and all claims, counterclaims, demands, causes of action, disputes, controversies, and other matters in question arising under or relating to this Agreement or the Transactions, or the alleged breach of this Agreement, or in any way relating to the subject matter of this Agreement or the relationship between the Parties created by this Agreement (hereafter, a “Dispute”), other than a Dispute (x) with respect to the determination of the Final Net Working Capital which shall be resolved solely in accordance with the procedures set forth in Section 1.5(c)(ii), or (y) with respect to the determination of a final Earn-out Calculation Statement which, subject to the limitations set forth therein, shall be resolved solely in accordance with the procedures set forth in Section 1.6(b) of Exhibit C, shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules (the “Rules”) then in force to the extent such Rules are not inconsistent with the provisions of this Agreement. For the purposes of this Section 7.4, Buyer, on the one hand, and Sellers, acting collectively by a majority of the Percentage Interests, on the other hand, shall each be an “Arbitration Party”. The Arbitration Party commencing arbitration shall deliver to the other Arbitration Party a written notice of intent to arbitrate (a “Demand”) in accordance with Rule R-4 of the Rules and Title 9 of the U.S. Code. Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.
(m)    Disputes shall be resolved by a panel of three independent and impartial arbitrators (the “Arbitrators”). The Arbitration Party initiating the arbitration shall appoint an arbitrator in its Demand; the responding Arbitration Party shall appoint an arbitrator in its answering statement, which is due thirty (30) calendar days after receipt of the Demand. If any Arbitration Party fails or refuses to timely nominate an arbitrator within the time permitted, such arbitrator shall be appointed by the AAA from its National Roster. Within thirty (30) calendar days of the appointment of the second arbitrator, the two arbitrators appointed by the Arbitration Parties shall appoint the third arbitrator, who shall act as the chair of the arbitration panel. The third arbitrator shall be appointed from the AAA National Roster. The language of the arbitration shall be English, but documents or testimony may be submitted in another language if a translation is provided. The Arbitrators, acting by majority vote, shall resolve all Disputes.
(n)    To the fullest extent permitted by Law, the arbitration proceedings and award shall be maintained in confidence by the Parties.
(o)    The place of arbitration shall be the Borough of Manhattan of The City of New York. Any action or proceeding in connection therewith may be brought in any federal court sitting in the Borough of Manhattan of The City of New York; provided, however, that if such federal court does not have jurisdiction over such action or proceeding, such action or proceeding shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York (the “Chosen Courts”). Each Arbitration Party (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts in connection with any such action or proceeding, (ii) waives any objection to the laying of venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto and (iv) agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7.6 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.
(p)    The arbitration shall be conducted in accordance with the Rules and in a manner that effectuates the Parties’ intent that Disputes be resolved expeditiously and with minimal expense. The Arbitrators shall endeavor to commence the arbitration hearing within 180 calendar days of the third arbitrator’s appointment.
(q)    Either Arbitration Party may apply to the Arbitrators seeking injunctive relief until the arbitration award is rendered or the Dispute is otherwise resolved. Either Arbitration Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any interim or provisional relief that is necessary to protect the rights or property of that Arbitration Party, pending the establishment of the arbitral tribunal (or pending the Arbitrators’ determination of the merits of the Dispute).
(r)    The Arbitrators, upon a showing of good cause, may require and facilitate such limited discovery as they shall determine is appropriate in the circumstances, taking into account the needs of the Arbitration Parties, the burden on the Arbitration Parties, and the desirability of making discovery limited, expeditious, and cost-effective. The Arbitrators shall issue orders to protect the confidentiality of proprietary information, trade secrets and other sensitive information disclosed in discovery.
(s)    The Arbitrators shall endeavor to issue a reasoned, written award within 30 calendar days of the conclusion of the arbitration hearing. The Arbitrators shall have the authority to assess some or all of the costs and expenses of the arbitration proceeding (including the Arbitrators’ fees and expenses) against any Arbitration Party. The Arbitrators shall also have the authority to award attorneys’ fees and expenses to the prevailing Arbitration Party. In assessing the costs and expenses of the arbitration and/or awarding attorneys’ fees and expenses, the Arbitrators shall consider the relative extent to which either Arbitration Party has prevailed on the disputed issues and the relative importance of those issues. Under no circumstances shall the Arbitrators award special, punitive or exemplary damages.
7.5    Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek equitable relief (including but not limited to an injunction or injunctions) to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without necessity of posting a bond or other form of security.
7.6    Notices. Any notice, request, instruction or other document to be given hereunder by any Party to any other Party or Parties shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile, overnight courier or electronic email transmission:
If to Buyer:

Sotheby’s, Inc.
1334 York Avenue
New York, NY 10021
Attention: Jonathan A. Olsoff, Esq.
Fax: (212) 606-7574
Email: jonathan.olsoff@sothebys.com
with a copy simultaneously by like means (which shall not constitute notice hereunder) to:
Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attention: John P. Mead, Esq.
     Melissa Sawyer, Esq.
Fax: (212) 558-3588
Email: meadj@sullcrom.com
sawyerm@sullcrom.com
If to Amy Cappellazzo:
REDACTED
Email: REDACTED
If to Allan Schwartzman:
REDACTED
Email: REDACTED
If to Adam Chinn:
REDACTED
Email: REDACTED
with a copy of each notice to any Seller, simultaneously by like means (which shall not constitute notice hereunder), to:
Zukerman Gore Brandeis & Crossman, LLP
Eleven Times Square
New York, NY 10036
Attention: Clifford A. Brandeis, Esq.
Fax: (212) 223-6433
Email: cbrandeis@zukermangore.com
or to such other Persons or addresses as may be designated in writing by the Party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving Party upon actual receipt, if delivered personally, three (3) Business Days after deposit in the mail if sent by registered or certified mail, the next Business Day if sent by a nationally recognized overnight courier and upon confirmation of successful transmission if sent by facsimile or electronic email transmission.
7.7    Entire Agreement. This Agreement (including the annexes, schedules and exhibits hereto) constitutes the entire agreement and supersedes all other prior agreements, understandings, representations and warranties both written and oral, among the Parties, with respect to the subject matter hereof.
7.8    No Third Party Beneficiaries. Except as provided in Section 5.7 (Seller Release) and ARTICLE VI only, the Parties hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other Parties, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.
7.9    Definitions. Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.
7.10    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.
7.11    Interpretation; Construction.
(g)    The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to an Annex, Exhibit, Section or Schedule, such reference shall be to an Annex, Exhibit, Section or Schedule to this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
(h)    The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(i)    The fact that any item of information is disclosed in the Disclosure Letter shall not be construed to mean that such information is required to be disclosed by this Agreement.
7.12    Assignment. No Party may assign any of its rights or delegate any of its obligations under this Agreement, by operation of law or otherwise, without the prior written consent of the other Party, except that Buyer may assign any and all of its rights under this Agreement or any Employment Agreement (a) to one or more of its Affiliates (but no such assignment shall relieve Buyer of any of its obligations hereunder) and (b) in connection with (i) any direct or indirect change of control of Buyer or (ii) any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of Buyer and its Subsidiaries. Any purported assignment in violation of this Agreement is void. This Agreement shall be binding upon Buyer, each Seller and each Seller’s respective executors, administrators, personal and legal representatives, guardians, conservators, heirs, legatees, devisees, distributees, beneficiaries, successors and permitted assigns.
7.13    Fulfillment of Obligations. Any obligation of any Party to any other Party under this Agreement, which obligation is performed, satisfied or fulfilled completely by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.
7.14    Further Assurances. Each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions of this Agreement and each of the other Transaction Documents and give effect to the Transactions.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

SELLERS AMY CAPPELLAZZO

/S/ AMY CAPPELLAZZO
	Name:	Amy Cappellazzo

ALLAN SCHWARTZMAN

/S/ ALLAN SCHWARTZMAN
	Name:	Allan Schwartzman

ADAM CHINN

/S/ ADAM CHINN
	Name:	Adam Chinn

BUYER SOTHEBY’S, INC.

By:	/S/ THOMAS S. SMITH, JR.
	Name:	Thomas S. Smith, Jr.
	Title:	President and Chief Executive Officer

[Signature Page to Purchase Agreement]

ANNEX A
DEFINED TERMS

Terms	Section

AAP Equity Interests	Recitals
AAP Fundamental Representations	6.1
AAP Investments	3.13(k)
AAP Management	3.13(k)
Accountant	1.5(c)(ii)
Accounts Payable	1.5(a)(i)
Accounts Receivable	1.5(a)(ii)
Action	6.2(a)(iii)
Administrative Manager	5.4(b)
Affiliate	3.19
Aged Accounts Receivable	1.5(a)(ii)
Agreement	Preamble
Anti-Money Laundering Laws	3.9(b)
Arbitration Party	7.4(c)
Arbitrators	7.4(d)
Art	3.1(b)
Assigned Carry	1.3(b)(ii)
Balance Sheet	3.5(a)
Balance Sheets	3.5(a)
Bankruptcy and Equity Exception	2.2
Benefit Plans	3.8(a)
Borrowed Money Debt	1.5(a)(iii)
Business Day	1.2
Buyer	Preamble
Buyer Indemnified Party	6.2(a)
Buyer Indemnified Parties	6.2(a)
Carry	1.3(b)(ii)
Carry Assignment	1.3(b)(ii)
Cash	1.5(a)(iv)
Chosen Courts	7.4(f)
Claim Notice	6.4(a)
Client Contract	3.10(a)(ii)
Closing	1.2
Closing Consideration	1.3(c)
Closing Date	1.2
Code	1.7(a)
Contract	2.3(b)

Deductible	6.2(b)(iii)
Deferred Revenue	1.5(a)(v)
Demand	7.4(c)
Direct Claim	6.5
Disclosure Letter	ARTICLE III
Dispute	7.4(c)
Earn-out Calculation Statement	Exhibit C
Employees	3.8(a)
Employment Agreements	Recitals
Encumbrance	3.11(b)
ERISA	3.8(a)
ERISA Affiliate	3.8(d)
Estimated Net Working Capital	1.5(b)
Estimated Net Working Capital Statement	1.5(b)
FCPA	3.9(c)
Final Determination	6.7
Final Net Working Capital	1.5(c)(i)
Final Net Working Capital Statement	1.5(c)(i)
Financial Statements	3.5(a)
Fund	Recitals
Fund Agreement	3.13(k)
Fund Documents	3.4(b)
Fund Entities	1.3(b)(i)
Fund GP	Recitals
Fund GP LLC Interests	3.2(a)
Fund JV	1.3(a)
Fund-Related Amendments	1.3(b)(iii)
Fund-Related Consents	3.4(b)
GAAP	1.5(a)(x)
Governmental Entity	2.3(a)
GP	Recitals
GP LLC Interests	Recitals
Indemnified Party	6.3(a)
Indemnifying Party	6.4(a)
Insurance Policies	3.16
Intellectual Property	3.15(f)
IRS	3.8(i)
IT Assets	3.15(f)
JV LLC	Recitals
JV LLC Interests	3.2(a)
Knowledge	3.7
Laws	3.9(a)
Lien	1.1

Losses	6.2(a)
LP Interests	Recitals
Material Adverse Effect	3.1(b)
Material Contract	3.10(a)
Net Working Capital	1.5(a)(vi)
Net Working Capital Difference	1.5(c)(iii)
Notice Period	6.4(a)
OFAC	3.9(d)
Organizational Documents	1.3(b)(i)
Parties	Preamble
Partnership	Recitals
Party	Preamble
Percentage Interest	1.3(c)
Permits	3.9(a)
Person	1.3(a)
Pre-Closing Period	3.13
Pre-Closing Tax Returns	5.3(c)
Prepaid Expenses	1.5(a)(vii)
Proceeding	2.4
Purchase Price	1.7(a)
Purchase Price Allocation Schedule	1.7(a)
Realized Purchase Price	6.2(b)(ii)
Related Party Agreement	3.10(a)(xv)
Releasee	5.7
Rules	7.4(c)
Sanctioned Country	3.9(d)
Sanctions	3.9(d)
Seller	Preamble
Seller Indemnified Party	6.3(a)
Seller Indemnified Parties	6.3(a)
Seller Transaction Expenses	1.5(a)(viii)
Sellers	Preamble
Statement of Income	3.5(a)
Straddle Period	5.3(d)
Straddle Period Tax Returns	5.3(d)
Subsidiary	1.3(a)
Takeover Statute	3.12
Target Group Entities	1.3(a)
Target Net Working Capital	1.5(a)(ix)
Tax	3.13
Taxes	3.13
Tax Claim	5.3(j)
Tax Return	3.13

Tax Sharing Agreement	3.13
Third Party Claim	6.4(a)
Trade Secrets	3.15(f)
Transaction Agreements	2.2
Transaction Documents	2.4
Transactions	1.5(a)(viii)
Transfer Taxes	5.3(i)
Warehoused Investments	3.21(d)

Schedule 1
Sellers’ Percentage Interests

Seller	Percentage/Equity Interest in GP	Percentage/Equity Interest in the Partnership	Percentage/Equity Interest in Fund GP
Amy Cappellazzo	40%	40%	40%
Allan Schwartzman	40%	40%	40%
Adam Chinn	20%	20%	20%